Filed pursuant to Rule 424(b)5
Reg No. 333-206033

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated February 22, 2016

PROSPECTUS SUPPLEMENT

(To prospectus dated August 3, 2015)

9,700,000 Common Units

Representing Limited Partner Interests

NextEra Energy Partners, LP is offering 9,700,000 of its common units representing limited partner interests to be sold pursuant to this prospectus supplement and the accompanying prospectus. Our common units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “NEP.” On February 22, 2016, the last reported sale price of the common units on the NYSE was $28.13 per common unit.

Investing in the common units involves risks. Limited partnerships are inherently different than corporations. See “Risk Factors” on page S-4 of this prospectus supplement.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriter may also exercise its option to purchase up to an additional 1,455,000 common units from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any securities commission in any jurisdiction has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common units to investors on or about February     , 2016.

Morgan Stanley

The date of this prospectus supplement is February     , 2016.

Prospectus

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the SEC that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should read this document and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any written communication from us or the underwriter specifying the final terms of the offering. Neither we nor the underwriter have authorized anyone else to provide you with additional or different information. Neither we nor the underwriter are making an offer of the common units in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

In this prospectus supplement, “the Company,” “NEP,” “we,” “us,” and “our” refer to NextEra Energy Partners, LP and its subsidiaries, unless the context indicates otherwise, and “you” or “your” refer to prospective investors in the Company.

OUR COMPANY

This summary highlights information more fully described elsewhere in this prospectus supplement and within the materials incorporated by reference. Because it is a summary, it does not contain all the information that you should consider before buying the common units offered by this prospectus supplement. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, especially the “Risk Factors” section on page S-5, and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, before deciding to invest in the common units. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase additional common units.

We are a growth-oriented limited partnership formed by NextEra Energy, Inc. (“NEE”) to acquire, manage and own contracted clean energy projects with stable long-term cash flows. As of January 31, 2016, we own a controlling, non-economic general partner interest and an approximately 23.2% limited partner interest in NextEra Energy Operating Partners, LP, or NEP OpCo. Through NEP OpCo, we own a portfolio of contracted renewable generation assets consisting of wind and solar projects, as well as seven contracted natural gas pipeline assets.

We expect to take advantage of trends in the North American energy industry, including the addition of clean energy projects as aging or uneconomic generation facilities are phased out, increased demand from utilities for renewable energy to meet state renewable portfolio standards requirements, improving competitiveness of energy generated from wind and solar projects relative to energy generated using other fuels and increased demand for natural gas transportation. We plan to focus on high-quality, long-lived projects operating under long-term contracts with creditworthy counterparties that are expected to produce stable long-term cash flows. We believe our cash flow profile, geographic, technological and resource diversity, cost-efficient business model and relationship with NEE provide us with a significant competitive advantage and enable us to execute our business strategy.

We were formed as a Delaware limited partnership in March 2014 as an indirect wholly-owned subsidiary of NEE. Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes. On July 1, 2014, we completed our initial public offering (“IPO”) by issuing 18,687,500 common units at a price to the public of $25 per unit. The proceeds from the IPO, net of underwriting discounts, commissions and structuring fees, were approximately $438 million, of which we used approximately $288 million to purchase 12,291,593 common units of NEP OpCo from NextEra Energy Equity Partners, LP and approximately $150 million to purchase 6,395,907 NEP OpCo common units from NEP OpCo.

Corporate Information

Our principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, and our telephone number is (561) 694-4000. Our website is located at www.nexteraenergypartners.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

On February 22, 2016, a subsidiary of NEP (the “purchaser”) entered into a purchase and sale agreement with an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (“NEER”) to acquire 100% of the Class A membership interests of Seiling I and II Wind Energy Centers, a combined 299.2 megawatt wind generation site located in Dewey and Woodward counties, Oklahoma. As part of this acquisition, NEP expects to acquire a $24.9 million receivable from a subsidiary of NEER relating to operational performance issues at this facility. The receivable is intended to compensate NEP for the operational performance issues and is supported in full by corrective actions or compensation expected from an equipment vendor under an undertaking the vendor has with NEER. The receivable can be settled, in part or in whole, to the extent the operational performance issues are improved or resolved by NEER or the vendor by the end of 2016. This receivable bears interest at 7.1% per annum, is payable by NEER in equal semi-annual installments and matures in December 2035.

The terms of the purchase and sale agreement were unanimously approved by NEP’s conflicts committee, which is comprised of the independent members of the board of directors of NextEra Energy Partners GP, Inc., the general partner of NEP and an indirect wholly-owned subsidiary of NEE. The conflicts committee retained independent legal and financial advisors to assist in evaluating and negotiating the acquisition. In approving the acquisition, the conflicts committee based its decision, in part, on an opinion from its independent financial advisor.

NEP expects the transaction to close in the first quarter of 2016 for total consideration of approximately $323 million plus the assumption of approximately $200 million in tax equity financing. The purchase price is subject to customary working capital adjustments. NEP intends to fund the purchase price through a combination of net proceeds from the issuance of common units and draws by NextEra Energy US Partners Holdings, LLC on its existing revolving credit facility.

THE OFFERING

Issuer	NextEra Energy Partners, LP.

Common units offered by us	9,700,000 common units.

Option to purchase additional common units	1,455,000 common units.

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $ million (approximately $ million if the underwriter’s option to purchase additional common units is exercised in full), after deducting the underwriting discount and estimated expenses of this offering. We intend to use the net proceeds of this offering to purchase 9,700,000 NEP OpCo common units (or 11,155,000 NEP OpCo common units if the underwriter’s option to purchase additional common units is exercised in full) from NEP OpCo. NEP OpCo intends to use the net proceeds of this offering to fund, in part, the acquisition of the Seiling I & II Wind Energy Centers. See “Use of Proceeds.”

After the application of the net proceeds from this offering, we will own an approximately 28.5% limited partner interest in NEP OpCo (or a 29.2% limited partner interest if the underwriter’s option to purchase additional common units is exercised in full).

Cash distributions	Our partnership agreement requires us to distribute our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and it is defined in our partnership agreement. Please read “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions” in this prospectus supplement.

Risk factors	See “Risk Factors” on page S-4 and other information included in this prospectus supplement and the accompanying prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common units.

U.S. federal income tax considerations	Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes. Accordingly, we are subject to U.S. federal income tax at regular corporate rates on our net taxable income. We expect to generate net operating losses (“NOLs”) and NOL carryforwards that we can use to offset future taxable income. As a result, we do not expect to pay meaningful U.S. federal income tax for approximately 15 years. This estimate is based on assumptions we have made regarding, among other things, NEP OpCo’s income, capital expenditures, cash flows, net working capital and cash distributions. We may not generate NOLs and NOL carryforwards as expected. Accordingly, our future tax liability may be greater than expected which would reduce cash available for distribution.

New York Stock Exchange symbol	NEP

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses and we are treated as a corporation for U.S. federal income tax purposes. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including those included in our most recent Annual Report on Form 10-K in evaluating an investment in our common units. If any of these risks were to occur, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be materially and adversely affected. In that case, we might not be able to pay distributions to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment in us.

USE OF PROCEEDS

We expect the net proceeds of this offering will be approximately $         million (approximately $         million if the underwriter’s option to purchase additional common units is exercised in full), after deducting the underwriting discount and estimated expenses of this offering.

We intend to use the net proceeds from this offering to purchase 9,700,000 NEP OpCo common units (or 11,155,000 NEP OpCo common units if the underwriter’s option to purchase additional common units is exercised in full) from NEP OpCo. NEP OpCo intends to use the net proceeds of this offering to fund, in part, the acquisition of the Seiling I & II Wind Energy Centers.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2015, on (i) a historical basis and (ii) an as adjusted basis to give effect to the sale of 9,700,000 common units in this offering (assuming that the underwriter’s option to purchase additional common units is not exercised) and the application of the net proceeds of this offering to fund, in part, the acquisition of the Seiling I & II Wind Energy Centers.

You should read the following table in conjunction with the section entitled “Use of Proceeds” in this prospectus supplement and our financial statements and the accompanying notes incorporated by reference in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

	As of December 31, 2015
(in millions, except number of common units)	Actual	As Adjusted
Cash and cash equivalents(1)	$161	$

Long-term debt(2)(3)	$3,334	$

Equity:
Limited partners (common units issued and outstanding – 30,555,815 actual; and 40,255,815 as adjusted	935
Accumulated other comprehensive loss	(6)
Non-controlling interest	633

Total equity	1,562

Total capitalization	$4,896	$

(1)	The “as adjusted” column reflects a reduction of total cash proceeds from this offering.
(2)	The “as adjusted” column does not include any impact of the potential acquisition, including use of the proceeds of any additional borrowings necessary to fund the purchase price. There is no assurance that the acquisition will occur on or before a certain time, or at all.
(3)	Excludes current portion of long-term debt of approximately $101 million.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units trade on the NYSE under the symbol “NEP.” The following table sets forth the high and low sales prices of our common units, as reported by the NYSE, as well as the amount of cash distributions paid per common unit for the periods indicated.

Common Unit Price

Quarter ended	High	Low	Distributions per common unit
March 31, 2016 (through February 19, 2016)	$30.15	$23.78	$0.3075
December 31, 2015	$31.67	$20.99	$0.27
September 30, 2015	$41.26	$19.34	$0.235
June 30, 2015	$48.23	$39.62	$0.205
March 31, 2015	$45.25	$33.70	$0.195
December 31, 2014	$38.81	$28.95	$0.1875
September 30, 2014	$37.99	$31.90	—
June 30, 2014 (starting June 27, 2014)	$33.90	$31.32	—

On February 22, 2016, the last reported sale price of our common units on the NYSE was $28.13. As of January 31, 2016, there were five holders of record of our common units.

PROVISIONS OF THE PARTNERSHIP AGREEMENTS AND OTHER ARRANGEMENTS RELATING TO CASH DISTRIBUTIONS

The information in this section replaces the information in the “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions” section on page 16 of the accompanying prospectus.

We will distribute our available cash, as defined below, with respect to each quarter to our unitholders. Our cash flow is generated from distributions we receive from NEP OpCo and, during the purchase price adjustment period, from payments we receive from NextEra Energy Equity Partners, LP (“NEE Equity”) under the Purchase Agreement by and between NEE Equity and NEP (the “Purchase Agreement”), if any, which will be funded solely by the distributions NEE Equity receives from NEP OpCo. As a result, our ability to make distributions to our unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners, including us. Set forth below is a summary of the significant provisions of our partnership agreement, the NEP OpCo partnership agreement and certain other agreements as they relate to cash distributions. The summary below is as of the date of this prospectus supplement and is qualified in its entirety by reference to all of the provisions of the partnership agreements, each of which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. The summary is also qualified in its entirety by reference to the other agreements referenced below, each of which is filed as an exhibit to the annual, quarterly or current reports under the Securities Exchange Act of 1934, as amended, incorporated herein by reference. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our general partner, may have rights which differ from the rights applicable to the common units as described in this prospectus supplement.

As described below under “—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions,” NEE Operating GP has broad discretion to make certain decisions under NEP OpCo’s partnership agreement, including with respect to the establishment of cash reserves. Since we own all of the equity interests of NEE Operating GP, decisions made by NEE Operating GP under NEP OpCo’s partnership agreement are ultimately made at the direction of our general partner.

Effective April 29, 2015, NEP OpCo issued 1,000,000 of its Class B, Series 1 limited partner interests and 1,000,000 of its Class B, Series 2 limited partner interests (together, the “Class B Units”) to NEE Equity. The terms of the Class B Units, including the distributions to the holders of the Class B Units, are intended to track the economic benefits and tax attributes from the McCoy and Adelanto projects, respectively. Distributions on the Class B Units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the Class B Units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement, and as a result such Class B Units are generally not included in the determinations discussed below.

Provisions of Our Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Our partnership agreement requires us to distribute our available cash quarterly. Generally, our available cash is all cash on hand at the date of determination relating to that quarter (including any expected distributions from NEP OpCo and, during the purchase price adjustment period, payments from NEE Equity under the Purchase Agreement in respect of such quarter), less the amount of cash reserves established by our general partner. We currently expect that cash reserves would be established solely to provide for the payment of income taxes by NEP, if any. Our cash flow is generated from distributions we receive from NEP OpCo and, during the purchase price adjustment period, which is expected to extend into the fourth quarter of 2016, from any payments we receive from NEE Equity under the Purchase Agreement, which payments will be funded solely by any distributions NEE Equity receives from NEP OpCo.

Units Eligible for Distribution

As of January 31, 2016, the only classes of our limited partnership interests outstanding were common units and Special Voting Units, and we have 30,709,216 common units outstanding and 101,440,000 Special Voting Units outstanding. Each common unit is entitled to receive distributions (including upon liquidation) on a pro rata basis. Special Voting Units are not entitled to receive any distributions. Following the purchase price adjustment period, we may issue additional units to fund the redemption of NEP OpCo common units tendered by NEE Equity under the Exchange Agreement between NEP, NEP OpCo and NEE Equity (the “Exchange Agreement”). Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our general partner, may have rights which differ from the rights applicable to the common units as described in this prospectus supplement.

General Partner Interest

Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and would be entitled to receive cash distributions on any such interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and distribute any remaining proceeds pro rata to holders of our outstanding limited partner interests in accordance with the preferences established for each series or class of limited partner interests. See also “Material Provisions of the NEP OpCo Partnership Agreement—Issuance of Additional Partnership Interests—Class B Units.”

Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP OpCo

General

NEP OpCo’s partnership agreement requires that, within 45 days after the end of each quarter, NEP OpCo distribute its available cash to its unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter plus the amount of excess funds borrowed by NEER which remain unreturned:

•	less, the amount of cash reserves established by NEE Operating GP to:

•	provide for the proper conduct of NEP OpCo’s business, including reserves for expected debt service requirements and future capital expenditures;

•	comply with applicable law or NEP OpCo’s debt instruments or other agreements, including to pay any amount necessary to make IDR Fee payments to NEE Management with respect to that quarter based on NEE Operating GP’s determination of the amount of available cash that would otherwise be available for distribution in that quarter; and

•	provide funds for distributions to NEP OpCo’s unitholders for any one or more of the next four quarters, provided that NEE Operating GP may not establish cash reserves for future distributions if the effect of the establishment of such reserves will prevent NEP OpCo from distributing an amount equal to the minimum quarterly distribution with respect to all common units plus the amount of any accrued and unpaid purchase price adjustments;

•	less, the amount of cash contributed by an affiliate of NEE Operating GP (other than us or our subsidiaries) for the purpose of funding construction costs of our subsidiaries that would otherwise constitute available cash;

•	plus, if NEE Operating GP so determines, all or any portion of the cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Because the amount of available cash for any quarter includes the amount of excess funds borrowed by NEER which remain unreturned, NEP OpCo will be required to demand the return of all or a portion of such funds from NEER and distribute such funds to its unitholders to the extent that NEE Operating GP is not permitted to reserve the amount of such funds under its partnership agreement, including any reserves established to fund future distributions. In addition, the purpose and effect of the last bullet point above is to allow NEE Operating GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under NEP OpCo’s partnership agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to partners, provided that NEP OpCo intends to repay the borrowings within 12 months with funds other than from additional working capital borrowings.

The definitions of “available cash,” “operating surplus” and “operating expenditures” exclude the impact of the repayment of $336.7 million of indebtedness of Genesis Solar with 1603 Cash Grant proceeds or equity contributions from NextEra Energy Capital Holdings, Inc. as well as the receipt by Genesis Solar of such 1603 Cash Grant proceeds or equity contributions.

Intent to Distribute the Minimum Quarterly Distribution

We intend to cause NEP OpCo to pay a minimum quarterly distribution to the holders of its common units, including us, of $0.1875 per unit, or $0.75 per unit on an annualized basis, to the extent NEP OpCo has sufficient cash from its operations after the establishment of cash reserves and the payment of expenses, including: (i)expenses of NEE Operating GP and its affiliates; (ii) our expenses; and (iii) payments to NEER and its affiliates under the Management Services Agreement and the Cash Sweep and Credit Support Agreement by and between NEP OpCo and NEER (the “CSCS Agreement”). However, NEP OpCo may not be able to pay the minimum quarterly distribution on its units in any quarter. Since we own all of the equity interests of NEE Operating GP, determinations made by NEE Operating GP are ultimately made at the direction of our general partner.

Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to receive an IDR Fee that increases based on the hypothetical amount of available cash from operating surplus that NEP OpCo would be able to distribute to its unitholders. Since the IDR Fee is paid from NEP OpCo’s total cash on hand and increases depending on the hypothetical amount of distributions NEP OpCo would have made to its unitholders, the IDR Fee will effectively reduce the amount of cash NEP OpCo will have available for distribution to its unitholders. See “—Payments of the Incentive Distribution Right Fee” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to NEP OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” NEP OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Operating surplus of NEP OpCo is defined as:

•	$35.0 million (as described below); plus

•	all of NEP OpCo’s cash receipts after the closing of the IPO, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus

•	working capital borrowings by NEP OpCo made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued, other than equity issued in connection with the IPO, to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital asset in respect of the period beginning on the date that NEP OpCo enters into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date that the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued to pay the construction period interest on debt incurred, including periodic net payments under related interest rate swap arrangements, or to pay construction period distributions on equity issued, to finance the construction, replacement, acquisition, development or improvement of a capital asset described in the preceding bullet; plus

•	the portion of any IDR Fee payments made to NEE Management as a result of cash distributions paid on equity issued as described in the preceding two bullets; less

•	all of NEP OpCo’s operating expenditures after the closing of the IPO; less

•	the amount of cash reserves established by NEE Operating GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, the definition of operating surplus does not solely reflect actual cash on hand that is available for distribution to unitholders of NEP OpCo and is not limited to cash generated by operations. For example, the definition of operating surplus includes a provision that will enable us to direct NEP OpCo to distribute as operating surplus up to $35.0 million of cash that NEP OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, NEP OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if NEP OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowing, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Interim capital transactions are defined as:

•	borrowings, refinancings or refundings of indebtedness, other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business, and sales of debt securities;

•	sales of equity securities;

•	sales or other voluntary or involuntary dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and

•	capital contributions received.

Operating expenditures are defined as, without duplication:

•	all cash expenditures of NEP OpCo and its subsidiaries, including taxes, reimbursements of expenses of NEE Operating GP and its affiliates, director and employee compensation of NEP OpCo’s subsidiaries, payments under the Management Services Agreement and the CSCS Agreement for services rendered, including management and credit support fees, or in reimbursement of draws made on credit support provided by NEER or its affiliates, debt service payments (including principal amortization payments under financing arrangements of NEP OpCo’s subsidiaries), payments made in the ordinary course of business under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized at the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings;

•	all expenses and other cash expenditures (other than federal income taxes) of NEP, including reimbursements of expenses of its general partner and its affiliates as set forth in the Management Services Agreement and of NEER and its affiliates as set forth in the CSCS Agreement; and

•	payments of the IDR Fee to NEE Management, other than payments of the IDR Fee described in the sixth bullet in the definition of “operating surplus.”

Notwithstanding the foregoing, operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

•	payments, including prepayments and prepayment penalties, of principal of and premium on indebtedness other than working capital borrowings and financing arrangements of NEP OpCo’s subsidiaries;

•	expansion capital expenditures, as described below;

•	payment of transaction expenses, including taxes, relating to interim capital transactions;

•	distributions to unitholders of NEP OpCo; or

•	repurchases of partnership interests (including cash redemptions under the Exchange Agreement), excluding repurchases NEP OpCo makes to satisfy obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in NEP OpCo’s partnership agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of NEP OpCo’s equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

NEP OpCo’s partnership agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the IPO equals the operating surplus from the IPO through the end of the quarter immediately preceding that distribution. NEP OpCo’s partnership agreement requires that NEP OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that NEP OpCo will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase NEP OpCo’s operating income, operating capacity or operating cash flow over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional clean energy projects to the extent such capital expenditures are expected to increase NEP OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.

Maintenance capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are made to maintain, over the long term, operating capacity, operating income or operating cash flow. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace NEP OpCo’s clean energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.

Purchase Price Adjustment

General

The Purchase Agreement, under which NEP used $288.3 million of the proceeds of its IPO to purchase 12,291,593 of NEP OpCo’s common units from NEE Equity, provides for certain purchase price adjustments (the “purchase price adjustments”). The purpose of the purchase price adjustments is to compensate NEP in quarters in which NEP OpCo does not make distributions on its common units at least equal to the minimum quarterly distribution with respect to common units held by NEP. The practical effect of the purchase price adjustments is to increase the likelihood that during the purchase price adjustment period NEP will receive cash flow each quarter at least equal to the minimum quarterly distribution and therefore increase NEP’s ability to pay the initial quarterly distribution to its unitholders. The purchase price adjustment in any quarter may not be sufficient for us to pay the initial quarterly distribution.

The Purchase Agreement provides that if, with respect to any quarter during the purchase price adjustment period, NEP OpCo does not make distributions on its common units at least equal to the minimum quarterly distribution, the purchase price will be reduced by an amount equal to the difference for such quarter (referred to as the “difference amount”) between:

•	the aggregate minimum quarterly distribution in respect of NEP OpCo common units held by NEP; and

•	amounts actually distributed on such common units.

Under the Purchase Agreement, in any quarter where there is a difference amount, NEE Equity will pay NEP a purchase price adjustment equal to such difference amount, provided that NEE Equity will not be required to pay a purchase price adjustment in any quarter in excess of the distribution actually received by NEE Equity in such quarter in respect of its common units. If NEE Equity is unable or not required to pay the full difference amount in any quarter, the unpaid portion of the difference amount for that quarter will accrue and be payable from distributions received by NEE Equity in each subsequent quarter, concurrently with or following the payment of any other purchase price adjustments that may be payable from such distributions. The unpaid portion of any difference amount will not accrue any interest, regardless of when the related purchase price adjustment is paid, if at all. NEE Equity will no longer be required to pay any purchase price adjustments once the aggregate amount of purchase price adjustments paid by NEE Equity is equal to $288.3 million. Any additional common units issued by NEP OpCo to NEP during the purchase price adjustment period will be entitled to the same accrued and unpaid difference amount as each previously outstanding common unit held by NEP. During the purchase price adjustment period, NEE Equity will agree not to transfer any of its NEP OpCo common units other than to an affiliate of NEE Equity that agrees to assume a proportional amount of NEE Equity’s obligations under the Purchase Agreement, including the obligation to pay such affiliate’s pro rata portion of any accrued and unpaid difference amount.

In addition, during the purchase price adjustment period, NEE Equity will be required to pay NEP a purchase price adjustment in the following circumstances:

•	following any distribution from NEP OpCo’s capital surplus to its unitholders in excess of the aggregate initial unit price with respect to NEP OpCo’s common units, NEE Equity will pay a purchase price adjustment to NEP equal to any difference amount, which purchase price adjustment will not exceed the amount received by NEE Equity in such distribution in excess of the aggregate initial unit price; and

•	following any distribution to unitholders upon a liquidation of NEP OpCo, NEE Equity will pay a purchase price adjustment, which will not exceed the amount received by NEE Equity in respect of its common units in such distribution but otherwise will be equal to:

•	the unrecovered unit price in respect of each common unit held by NEP, plus

•	any accrued and unpaid difference amount, less

•	amounts received by NEP in respect of such common units in such distribution.

Purchase Price Adjustment Period

The purchase price adjustment period began on the closing date of the IPO and, except as described below, will extend until the first business day following the distribution of available cash by NEP OpCo in respect of any quarter beginning with the quarter ending June 30, 2017, for which each of the following tests are met:

•	distributions of available cash from operating surplus by NEP OpCo on each of its outstanding common units equals or exceeds $0.75, which is the annualized minimum quarterly distribution, for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equals or exceeds $0.75 per unit, which is the annualized minimum quarterly distribution, multiplied by the total number of outstanding common units on a fully diluted basis; and

•	any accrued and unpaid difference amount has been paid.

Early Termination of the Purchase Price Adjustment Period

Notwithstanding the foregoing, the purchase price adjustment period will automatically terminate on the first business day following the distribution by NEP OpCo of available cash in respect of any quarter beginning with the quarter ending June 30, 2015, for which each of the following tests are met:

•	distributions of available cash from operating surplus by NEP OpCo on each of its outstanding common units equals or exceeds $1.125 per unit, which is equal to 150% of the annualized minimum quarterly distribution, for the four-quarter period immediately preceding that date;

•	the adjusted operating surplus generated during the four-quarter period immediately preceding that date equals or exceeds the sum of:

•	$1.125 per unit, or 150% of the annualized minimum quarterly distribution, multiplied by the total number of outstanding common units during that period on a fully diluted basis; and

•	all corresponding payments to NEE Management in respect of the IDR Fee (as described below); and

•	any accrued and unpaid difference amount has been paid.

Expiration Upon Removal of the General Partner of NEP

The purchase price adjustment period will end upon removal of our general partner other than for cause if no units held by our general partner and its affiliates voted in favor of such removal, and such holders are not affiliates of the applicable successor general partner.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes increases in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period, excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus

NEP OpCo will make distributions of 100% of its available cash from operating surplus for any quarter to all of its unitholders, pro rata, excluding holders of its Class B Units, which are not entitled to such distributions.

Payments of the Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to the IDR Fee, which is calculated based on the hypothetical amount of available cash from operating surplus that NEP OpCo would be able to distribute to its unitholders after the minimum quarterly and the target quarterly distribution levels described below have been achieved and, during the purchase price adjustment period, any Aggregate Shortfall has been paid. The right to receive the IDR Fee is currently held by NEE Management, but may be assigned. Although cash used to pay the IDR Fee will be an operating expenditure, the description below assumes that any IDR Fee will not reduce NEP OpCo’s operating surplus and will be paid with available cash from operating surplus. We use this assumption in the description below for illustrative purposes to demonstrate that the calculation of IDR Fee payments for each quarter will be based on hypothetical amounts that would be available for distribution to unitholders if the IDR Fee was not an operating expense and NEE Management held a class of equity interests in NEP OpCo entitled to such distributions based on the achievement of the target quarterly distribution levels. Once the amount of IDR Fee payments is determined, the amount will be classified as an operating expense and operating surplus will be reduced by a like amount before available cash is distributed by NEP OpCo to its common unitholders on a pro rata basis. The calculation of the hypothetical target quarterly distribution levels below do not include available cash from operating surplus distributed to satisfy any Aggregate Shortfall.

If, for any quarter:

•	NEP OpCo has distributed available cash from operating surplus to its unitholders in an amount equal to the minimum quarterly distribution; and

•	during the purchase price adjustment period, NEP OpCo has distributed available cash from operating surplus to its unitholders in an amount equal to the Aggregate Shortfall, if any,

then, NEP OpCo will use any remaining available cash from operating surplus for that quarter in the following manner:

•	first, to distribute 100% to all unitholders, pro rata, until each unitholder receives a total of $0.215625 per unit (or 115% of the minimum quarterly distribution) for that quarter;

•	second, to distribute 85% to all unitholders, pro rata, and to make a payment of 15% to NEE Management in respect of the IDR Fee, until each unitholder receives a total of $0.234375 per unit (or 125% of the minimum quarterly distribution) for that quarter;

•	third, to distribute 75% to all unitholders, pro rata, and to make a payment of 25% to NEE Management in respect of the IDR Fee, until each unitholder receives a total of $0.281250 per unit (or 150% of the minimum quarterly distribution) for that quarter; and

•	thereafter, to distribute 50% to all unitholders, pro rata, and to make a payment of 50% to NEE Management in respect of the IDR Fee.

“Aggregate Shortfall” refers to the sum of the Shortfalls (as defined below) in all preceding quarters, subject to adjustment in the manner described below. For each additional common unit issued by NEP OpCo to NEP during the purchase price adjustment period, the Aggregate Shortfall will be increased by an amount equal to the portion of the Aggregate Shortfall attributable to each outstanding common unit of NEP OpCo held by NEP immediately prior to such issuance.

The Shortfall created in any quarter will be reduced, in whole or in part and without duplication, in any subsequent quarter in the amount by which the available cash from operating surplus distributed by NEP OpCo to its unitholders in such quarter is greater than the Shortfall Threshold (as defined below), provided that the Aggregate Shortfall will be reduced only to the extent that corresponding purchase price adjustments required to be paid by NEP OpCo have been so paid.

“Shortfall” refers to the amount in any quarter by which the available cash from operating surplus distributed by NEP OpCo to its unitholders is less than the Shortfall Threshold, plus an amount equal to any purchase price adjustment required to be paid with respect to such quarter that has not been so paid.

The “Shortfall Threshold” initially will be $3.0 million and will be increased by the aggregate minimum quarterly distribution per unit for all common units issued by NEP OpCo to NEP after the closing of the IPO.

Percentage Allocations of Available Cash From Operating Surplus

The following table sets forth the percentage allocations of available cash from operating surplus between NEE Management (in respect of the IDR Fee) and NEP OpCo’s unitholders (in respect of their common units) based on the specified target quarterly distribution levels, assuming for illustrative purposes (as described above) that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The amounts set forth under “Marginal Percentage Interest in Available Cash” are the percentage interests of NEE Management (in respect of the IDR Fee) and the NEP OpCo unitholders (in respect of their common units) in any available cash from operating surplus NEP OpCo distributes or pays in respect of the IDR Fee, as the case may be, up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for NEP OpCo’s unitholders and NEE Management for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests assume that the Aggregate Shortfall is equal to zero and that NEE Management has not assigned its right to the IDR Fee.

		Marginal Percentage Interest in Available Cash
	Total Quarterly Distribution per Unit Target Amount	Unitholders	IDR Fee
Minimum Quarterly Distribution	$0.1875	100.0%	0.0%

First Target Distribution	above $0.1875 up to $0.215625	100.0%	0.0%

Second Target Quarterly Distribution	above $0.215625 up to $0.234375	85.0%	15.0%

Third Target Quarterly Distribution	above $0.234375 up to $0.281250	75.0%	25.0%

Thereafter	above $0.281250	50.0%	50.0%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

NEP OpCo will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100% to all unitholders until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus;” and

•	thereafter, as if such distributions were from operating surplus, provided that because the minimum quarterly distribution is reduced to zero, NEP OpCo will pay the IDR Fee at the highest level as described below.

The preceding discussion is based on (1) the assumption that NEP OpCo does not issue additional classes of equity securities and (2) the fact that holders of Class B Units are not entitled to such distributions.

Effect of a Distribution from Capital Surplus

NEP OpCo’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price on NEP OpCo’s common units (equal to the IPO price of $25.00 per common unit), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once NEP OpCo distributes capital surplus on a common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. NEP OpCo will then make all future distributions from operating surplus, with 100% being paid to the unitholders, pro rata. However, once the minimum quarterly distribution and the target quarterly distribution levels are reduced to zero, NEP OpCo will pay the IDR Fee to NEE Management at the highest level, which will be equal to 100% of any distributions paid to the unitholders, effectively reducing the total cash available for distributions to unitholders. See “—Incentive Distribution Right Fee” above.

Adjustment to the Minimum Quarterly Distribution and the Target Quarterly Distribution Levels

In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if NEP OpCo combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•	the minimum quarterly distribution;

•	the target quarterly distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. NEP OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If NEP OpCo dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. NEP OpCo will first apply the proceeds of liquidation to the payment of its creditors, including any payments of the IDR Fee to which NEE Management is entitled, if any, for the quarter in which NEP OpCo dissolves and prior quarters. NEP OpCo will distribute any remaining proceeds pro rata to holders of its outstanding limited partner interests in accordance with the preferences established for each series or class of limited partner interests.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The information in this section replaces the information in the “Material Provisions of Our Partnership Agreement” section on page 27 of the accompanying prospectus.

The following is a summary of certain material provisions of our partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Other material provisions of our partnership agreement are summarized in other sections of this prospectus supplement and the documents incorporated by reference herein, including under “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions” in this prospectus supplement. The summary below is as of the date of this prospectus supplement and is qualified in its entirety by reference to all of the provisions of our partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our general partner, may have rights that differ from the rights applicable to the common units as described in this prospectus supplement.

Organization and Duration

Our partnership was formed on March 6, 2014, and will have a perpetual existence unless terminated under the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Meetings; Voting Rights

We refer to our common units and the Special Voting Units described below as “voting units.” For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the purchase price adjustment period, the approval of a majority of the outstanding common units (excluding any common units held by our general partner and its affiliates) and a majority of the outstanding Special Voting Units, voting as separate classes; and

•	after the purchase price adjustment period, the approval of a majority of the outstanding common units and the Special Voting Units, voting together as a single class.

The following table sets forth a summary of the unitholder vote required for the matters specified below, subject to the rights of any classes or series of limited partner interests issued by us which have rights different from those of the common units. Our general partner and its affiliates, including NEE Equity, will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, in their voting of the Special Voting Units or any common units or other classes or series of our limited partner interests they acquire, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority as described above. See “—Amendment of the Partnership Agreement.”

Certain matters relating to NEP OpCo	Any matters relating to NEP OpCo which require the consent or approval of a unit majority, including certain amendments of NEP OpCo’s partnership agreement, will require the approval of a unit majority. And any other matters requiring approval by a higher percentage of NEP OpCo common units will require the approval by a corresponding percentage of our common unitholders (including Special Voting Units, as applicable), subject to certain exceptions.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. See “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. See “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including the Special Voting Units), is required for the withdrawal of our general partner prior to June 30, 2024, in a manner that would cause a dissolution of our partnership. See “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates (including the Special Voting Units). Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. See “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including the Special Voting Units), is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2024. See “—Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in the General Partner.”

Except as described below regarding a person or group owning 20% or more of the voting power of any class of units then outstanding (which can be reduced to 10% under certain circumstances), record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the voting power of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the voting power, in which case the quorum will be the greater percentage.

Each record holder of one or more common units is entitled to one vote for each common unit held on any matter presented to the holders of common units for a vote. Additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, acquires an aggregate of 20% or more of the voting power of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. To the extent a unitholder is able in the aggregate to exercise 20% or more of the voting power of any class of units then outstanding as the result of the reduction in voting power described above or as the result of the proportional voting described below, such unitholder shall only be entitled to vote less than 20% of the voting power of the class of units it owns and the incremental voting power above this amount shall be voted proportionally with all other votes of the same class of units owned by such unitholder. The 20% threshold discussed above may be lowered to 10% by our general partner, without the approval of any limited partner, if our general partner determines such amendment to be necessary or appropriate to comply with Section 203 of the U.S. Federal Power Act (“FPA”) or an act or order by FERC relating to us or our subsidiaries. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of our general partner’s board of directors. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Special Voting Units

NEE Equity will hold the same number of Special Voting Units as the number of common units of NEP OpCo held by NEE Equity. Each Special Voting Unit will be entitled to one vote on certain matters that may be submitted to our common unitholders for a vote. Our common units and the Special Voting Units will be treated as a single class on all such matters submitted for a vote of our common unitholders other than votes requiring a unit majority during the purchase price adjustment period as described above. If the ratio at which common units of NEP OpCo held by NEE Equity are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the Special Voting Units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “—Issuance of Additional Partnership Interests” below.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Liability Company Act (the “Delaware Act”) and that the limited partner otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the limited partner is obligated to contribute to us for the limited partner’s common units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in the U.S. and Canada and we may have subsidiaries that conduct business in other countries in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners or members for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interests in NEP OpCo or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders.

It is likely that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, our issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our general partner, may have rights or preferences which differ from the terms of the common units as described in this prospectus supplement. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments described below, our general partner is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would, among other things:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option; or

•	have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests without the approval of holders of not less than a majority of the outstanding partnership interests of the class affected.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding voting units voting together as a single class (including the Special Voting Units).

No Unitholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”) whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment to lower the 20% percentage threshold described above to 10% that our general partner determines to be necessary or appropriate to comply with Section 203 of the FPA or an act or order by FERC relating to us or our subsidiaries;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of our partnership interests in accordance with our partnership agreement;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the prospectus in connection with our IPO or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding voting units voting as a single class unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of the outstanding voting units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding voting units.

Amendment of the IDR Fee and Purchase Price Adjustment Provisions

Any amendment to the provisions relating to the IDR Fee or the purchase price adjustment contained in the Purchase Agreement or Management Services Agreement that would materially amend such provisions or would otherwise materially adversely affect holders of our common units, will require the approval of the holders of at least a unit majority.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger of us with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation to our unitholders on a pro rata basis in accordance with the preferences established for each class or series. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by NEE and its affiliates (including the Special Voting Units), and furnishing an opinion of counsel regarding limited liability. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of voting power in respect of the common units are held or controlled by one person and its affiliates other than NEE and its affiliates.

Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding voting units, voting together as a single class, including the Special Voting Units, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. As of the date of this prospectus supplement, unitholders are unable to remove NEP’s general partner or NEP OpCo’s general partner without NEE’s consent because NEE Equity, through its ownership of Special Voting Units, holds sufficient voting power to be able to prevent its removal.

If our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the purchase price adjustment period will end in accordance with the Purchase Agreement.

In the event of removal of a general partner or withdrawal of a general partner, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity,

our general partner may not transfer all or any of its general partner units to another person prior to June 30, 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units (and the Special Voting Units) held by NEE and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability matters.

In general, our general partner and its affiliates may, at any time, transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NEE and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our unitholders.

Limited Call Right

If at any time our general partner and its affiliates control more than 80% of the voting power of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The common units and

Special Voting Units will be considered a single class for this purpose. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their respective affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We expect to maintain insurance against liabilities asserted against and expenses incurred by our general partner’s directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

MATERIAL PROVISIONS OF THE NEP OPCO PARTNERSHIP AGREEMENT

The information in this section replaces the information in the “Material Provisions of the NEP OpCo Partnership Agreement” section on page 38 of the accompanying prospectus.

The following is a summary of the material provisions of the partnership agreement of NEP OpCo. The summary below is as of the date of this prospectus supplement and is qualified in its entirety by reference to all of the provisions of the partnership agreement of NEP OpCo, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

We summarize the provisions of the NEP OpCo partnership agreement regarding distributions of available cash elsewhere in this prospectus supplement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions” in this prospectus supplement.

Organization and Duration

NEP OpCo was organized in March 2014 and will have a perpetual existence unless terminated under the terms of its partnership agreement.

Purpose

NEP OpCo’s purpose under the partnership agreement is limited to any business activity that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although NEE Operating GP has the ability to cause it and its subsidiaries to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, NEE Operating GP may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. NEE Operating GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out its purposes and to conduct its business. Since we own all of the equity interests of NEE Operating GP, determinations made by NEE Operating GP under NEP OpCo’s partnership agreement ultimately are made at the direction of our general partner.

Capital Contributions

Unitholders are not obligated under the partnership agreement to make additional capital contributions with respect to the units in NEP OpCo that they own. NEE Operating GP is not obligated under the partnership agreement to make any capital contributions.

Meetings; Voting Rights

Record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of NEP OpCo’s limited partners and to act upon matters for which approvals may be solicited. For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the purchase price adjustment period, the approval of all of the outstanding common units; and

•	after the purchase price adjustment period, the approval of a majority of the outstanding common units.

We do not anticipate that any meeting of NEP OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by NEE Operating GP. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a common unit is entitled to a number of votes on any matter presented to the holders of common units for a vote that is equal to the holder’s percentage interest in NEP OpCo common units, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under NEP OpCo’s partnership agreement will be delivered to the record holder by NEP OpCo or by the transfer agent.

Issuance of Additional Partnership Interests

NEP OpCo’s partnership agreement authorizes NEP OpCo to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by its general partner without the approval of the common unitholders.

Under Delaware law and the provisions of NEP OpCo’s partnership agreement, NEP OpCo may also issue additional series or classes of limited partner interests that may have rights or preferences which differ from the terms of NEP OpCo’s common units. NEP OpCo’s partnership agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to the common units of NEP OpCo.

At any time when NEP issues additional common units, NEP OpCo will issue an equivalent number of common units to NEP. In addition, any time when NEP issues other classes or series of partnership interests, we expect that NEP OpCo will issue an equivalent number of such other classes or series of partnership interests to NEP. As a result, if NEP issues additional securities to fund acquisitions or for other purposes, we expect that NEP OpCo will be required to issue a like amount of additional securities to NEP, which may dilute the value of the interests of the then-existing holders of NEP OpCo’s common units in NEP OpCo’s net assets.

Class B Units

Effective April 29, 2015, as consideration for the contribution of the McCoy and Adelanto projects to NEP OpCo by a subsidiary of NEE Equity, NEP OpCo issued 1,000,000 Class B, Series 1 limited partner interests in NEP OpCo (with respect to the McCoy project) and 1,000,000 Class B, Series 2 limited partner interests in NEP OpCo (with respect to the Adelanto project) to NEE Equity. The terms of the Class B Units, including the distributions to the holders of the Class B Units, are intended to track the economic benefits and tax attributes from the McCoy and Adelanto projects, respectively. Distributions on the Class B Units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the Class B Units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions” in this prospectus supplement.

In the event of a liquidation of NEP OpCo, the holders of the Class B Units will be entitled to receive as a preferential distribution any and all proceeds from any sale or disposition of the McCoy or Adelanto projects, respectively. So long as any Class B Units remain outstanding, NEP OpCo is not permitted to issue or sell any additional units of the same class or any other interests in or rights to the contributed projects. In addition, so long as any Class B Units remain outstanding, NEP OpCo cannot amend its partnership agreement in any manner that would adversely affect the designations, preferences, rights, powers and duties of the holders of Class B Units.

Transfer of Common Units

By transfer of common units in accordance with NEP OpCo’s partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in NEP OpCo’s register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of NEP OpCo’s partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into NEP OpCo’s partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in NEP OpCo’s partnership agreement, such as the approval of all transactions and agreements NEP OpCo entered into in connection with its formation.

NEP OpCo is entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on NEP OpCo’s register, NEP OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendment of NEP OpCo’s Partnership Agreement

General

Amendments to NEP OpCo’s partnership agreement may be proposed only by NEE Operating GP. However, NEE Operating GP will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments described below, NEE Operating GP is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NEP OpCo to NEE Operating GP or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of NEP OpCo’s partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by NEE Operating GP and its affiliates). As of January 31, 2016, NEE Operating GP’s affiliates, other than us, own approximately 76.8% of the outstanding common units of NEP OpCo through NEE Equity.

No Unitholder Approval

NEE Operating GP may generally make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner to reflect:

•	a change in NEP OpCo’s name, the location of NEP OpCo’s principal office, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•	a change that NEE Operating GP determines to be necessary or appropriate to qualify or continue NEP OpCo’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of NEP OpCo’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of NEP OpCo’s counsel, to prevent NEP OpCo or its general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that NEE Operating GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in NEP OpCo’s partnership agreement to be made by NEE Operating GP acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of NEP OpCo’s partnership agreement;

•	any amendment that NEE Operating GP determines to be necessary or appropriate to reflect and account for the formation by NEP OpCo of, or NEP OpCo’s investment in, any corporation, partnership or other entity, in connection with NEP OpCo’s conduct of activities permitted by its partnership agreement;

•	a change in NEP OpCo’s fiscal year or taxable year and any other changes that NEE Operating GP determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, NEE Operating GP may make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner if the NEE Operating GP determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute; or

•	are required to effect the intent expressed in the prospectus in connection with our IPO or the intent of the provisions of NEP OpCo’s partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, NEE Operating GP will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless NEP OpCo first obtains such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove NEE Operating GP or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove NEE Operating GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of NEP OpCo requires the prior consent of NEE Operating GP. However, NEE Operating GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interest of NEP OpCo or the limited partners.

In addition, the partnership agreement generally prohibits NEE Operating GP without the prior approval of the holders of a unit majority, from causing NEP OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of NEP OpCo’s assets in a single transaction or a series of related transactions. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of NEP OpCo’s assets without such approval. NEE Operating GP may also sell any or all of NEP OpCo’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, NEE Operating GP may consummate any merger with another limited liability entity without the prior approval of NEP OpCo’s unitholders if NEP OpCo is the surviving entity in the transaction, the general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of NEP OpCo’s units will be an identical unit of the partnership following the transaction, and the partnership interests to be issued by NEP OpCo in such merger do not exceed 20% of NEP OpCo’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, NEE Operating GP may convert NEP OpCo or any of its subsidiaries into a new limited liability entity or merge NEP OpCo or any of its subsidiaries into, or convey all of NEP OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in NEP OpCo’s legal form into another limited liability entity, the general partner has received an opinion of counsel regarding limited liability and NEE Operating GP determines that the governing instruments of the new entity provide the limited partners and NEE Operating GP with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of NEP OpCo’s assets or any other similar transaction or event.

Termination and Dissolution

NEP OpCo will continue as a limited partnership until dissolved and terminated under the partnership agreement. NEP OpCo will dissolve upon:

•	the election of NEE Operating GP to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless NEP OpCo is continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of NEP OpCo’s partnership; or

•	the withdrawal or removal of NEE Operating GP or any other event that results in its ceasing to be NEE Operating GP, other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue NEP OpCo’s business on the same terms and conditions described in NEP OpCo’s partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to NEP OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon NEP OpCo’s dissolution, unless it is continued as a new limited partnership, the liquidator authorized to wind up NEP OpCo’s affairs will, acting with all of the powers of NEE Operating GP that are necessary or appropriate to, liquidate NEP OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation” and “Issuance of Additional Partnership Interests—Class B Units” in this prospectus supplement. The liquidator may defer liquidation or distribution of NEP OpCo’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to NEP OpCo’s partners.

Withdrawal or Removal of the General Partner

NEE Operating GP may voluntarily withdraw as general partner of NEP OpCo without first obtaining approval of any unitholder by giving 90 days’ written notice that such withdrawal will not violate the partnership agreement only if our general partner has withdrawn or been removed as our general partner. Upon voluntary withdrawal of NEE Operating GP by giving written notice to the other partners, the holders of a unit majority may select a successor. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, NEP OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue NEP OpCo’s business by appointing a successor general partner. See “—Termination and Dissolution.”

NEE Operating GP may not be removed unless our general partner is removed as our general partner. If our general partner is removed as general partner by unitholders, NEE Operating GP will also be removed as general partner of NEP OpCo. Any removal of NEE Operating GP is also subject to the approval of a successor general partner by the vote of the holders of a unit majority. As of January 31, 2016, NEE Equity owns approximately 76.8% of the outstanding common units of NEP OpCo.

If NEE Operating GP is removed as NEP OpCo’s general partner under circumstances where cause does not exist and units held by NEE Operating GP and its affiliates are not voted in favor of that removal, the purchase price adjustment period will end in accordance with the Purchase Agreement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions—Purchase Price Adjustment—Expiration Upon Removal of the General Partner of NEP.”

Transfer of General Partner Units

Prior to June 30, 2024, NEE Operating GP and its affiliates may not transfer general partner units unless a majority of unitholders approve the transfer or the transfer is of the entire general partner interest to an affiliate or in connection with a merger, consolidation or transfer of substantially all of NEP OpCo’s assets. After June 30, 2024, NEE Operating GP and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NEE and its affiliates, including us, may sell or transfer all or part of their direct or indirect interest in NEE Operating GP without the approval of NEP OpCo’s unitholders.

Status as Limited Partner

By transfer of common units in accordance with the partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in NEP OpCo’s register.

Indemnification

Under its partnership agreement, in most circumstances, NEP OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	NEE Operating GP;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of NEP OpCo, any of NEP OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to NEP OpCo or any of its subsidiaries at the request of NEE Operating GP or any departing general partner or any of their affiliates; and

•	any person designated by NEE Operating GP.

Any indemnification under these provisions will only be out of NEP OpCo’s assets. Unless it otherwise agrees, NEE Operating GP will not be personally liable for NEP OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to NEP OpCo to enable it to effectuate indemnification.

Reimbursement of Expenses

NEP OpCo’s partnership agreement requires NEP OpCo to reimburse NEE Operating GP for all direct and indirect expenses it incurs or payments it makes on NEP OpCo’s behalf or otherwise incurred by NEE Operating GP in connection with operating NEP OpCo’s business.

Books and Reports

NEE Operating GP is required to keep appropriate books of NEP OpCo’s business at NEP OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, NEP OpCo’s fiscal year is the calendar year.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of our common units as of the date of this prospectus supplement. Except where otherwise noted, this summary deals only with common units purchased in this offering that are held as capital assets (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by a non-U.S. holder.

As used herein, a “non-U.S. holder” means a beneficial owner of our common units that is not for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	any entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it: (i)is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii)has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common units, you should consult your tax advisors.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this prospectus supplement. Those authorities may change or be subject to differing interpretations, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law or the interpretation thereof will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired common units as compensation or otherwise in connection with the performance of services, or a person who has acquired common units as part of a straddle, hedge, conversion transaction or other integrated investment).

We have not and will not seek any rulings from the IRS regarding the matters described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

If you are considering the purchase of our common units, you should consult your own tax advisors concerning the particular U.S. federal income, estate and other tax consequences to you of the ownership and disposition of the common units, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions

We intend to pay regular cash distributions on our common units for the foreseeable future. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions” in this prospectus supplement. Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes. Accordingly, distributions on our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distributions that exceed both our current and our accumulated earnings and profits will generally constitute a non-taxable return of capital to the extent of your basis in our common units (reducing that basis accordingly) and thereafter will be treated as gain from the sale of the common units (the tax treatment of which is generally described below under “—Gain on Disposition of Common Units”).

The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, where required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our common units are held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary may also be required to comply with additional certification requirements under applicable U.S. Treasury regulations.

It is possible that a distribution made to a non-U.S. holder may be subject to overwithholding because, for example, at the time of the distribution, we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any overwithholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the overwithheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any overwithheld amounts.

Gain on Disposition of Common Units

Any gain realized by a non-U.S. holder on the disposition of common units generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, where required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	subject to certain exceptions (described below), our common units constitute “U.S. real property interests” by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common units.

Gain described in the first or third bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to gain described in the first bullet point above. In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain U.S. source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the U.S. under the Code.

With respect to the third bullet point above, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our interests in real property located outside the U.S. and our other business assets and because the definition of U.S. real property is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we were to become a USRPHC, however, as long as our common units are “regularly traded” on an established securities market (as to which there can be no assurance), such common units will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds or held more than five percent of such regularly traded common units at any time during the applicable period described in the third bullet point above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident, under the terms of an income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our common units made to a non-U.S. holder may be subject to additional information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example by properly certifying that such non-U.S. holder is not a U.S. person as defined under the Code on an IRS Form W-8BEN, W-8BEN-E or another appropriate form (provided that the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS under the terms of an income tax treaty or a tax information exchange agreement.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common units (including any distributions that represent a return of capital or capital gain to the unitholder) paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States for the implementation of FATCA may be subject to different rules.

In general, withholding under FATCA currently applies to payments of dividends on our common units. However, under current IRS guidance, FATCA withholding is scheduled to apply to payments of gross proceeds from the sale or other disposition of such units on or after January 1, 2019.

We will not pay any additional amounts to unitholders in respect of any amounts withheld under FATCA. Unitholders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in our common units.

Federal Estate Tax

Common units that are owned (or treated as owned) by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of death will likely be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO HOLDERS NOT RESIDENT IN CANADA

The following is a summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable to a holder of our common units who, at all relevant times, is not and is not deemed to be resident in Canada for purposes of the Canadian Tax Act and does not use or hold and is not deemed to use or hold our common units in connection with a business carried on in Canada (a “Non-Resident Holder”).

This summary is not applicable to a Non-Resident Holder who does not, or is deemed not to, deal at arm’s length with us for purposes of the Canadian Tax Act, who is affiliated with us for the purposes of the Canadian Tax Act or who is an insurer carrying on business in Canada and elsewhere. Any such Non-Resident Holder should consult its own tax advisors with respect to an investment in our common units.

This summary is based on the current provisions of the Canadian Tax Act, all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary assumes that all Tax Proposals will be enacted in the form proposed but no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative action or decision or changes in the CRA’s administrative and assessing policies and practices, nor does it take into account other federal, provincial, territorial or foreign income tax legislation or considerations which may differ significantly from those described herein. A Non-Resident Holder should consult its own tax advisors in respect of the provincial, territorial or foreign income tax consequences to them of holding or disposing of our common units.

This summary assumes that we and NEP OpCo will not be considered to carry on business in Canada. Management intends to organize and conduct the affairs of each of these entities, to the extent possible, so that neither should be considered to carry on business in Canada for purposes of the Canadian Tax Act. However, no assurance can be given in this regard. If we or NEP OpCo carries on business in Canada, the tax implications to us and NEP OpCo, and to Non-Resident Holders, may be materially and adversely different than as set out in this prospectus supplement.

This summary assumes that our common units are not, and will not at any relevant time be, “taxable Canadian property” as defined in the Canadian Tax Act of any Non-Resident Holder. “Taxable Canadian property” at a particular time includes, but is not limited to, an interest in a partnership if more than 50% of the fair market value of the interest is derived from certain Canadian properties (including Canadian real property) during the 60-month period immediately preceding the particular time. In general, our common units will not constitute “taxable Canadian property” of any Non-Resident Holder at a particular time, unless: (i) at any time during the 60-month period immediately preceding the particular time, more than 50% of the fair market value of our common units was derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves “taxable Canadian property”), from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” as defined in the Canadian Tax Act, (c) “timber resource property” as defined in the Canadian Tax Act and (d) options in respect of, or interests in, or for civil law rights in, such property, whether or not such property exists; or (ii) our common units are otherwise deemed to be “taxable Canadian property.” Since our assets consist principally of units of NEP OpCo, our common units generally would be “taxable Canadian property” at a particular time if the units of NEP OpCo held by us derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves “taxable Canadian property”), more than 50% of their fair market value from properties described in (a) to (d) above, at any time in the 60-month period preceding the particular time. Management does not expect the common units to be “taxable Canadian property” of any Non-Resident Holder because it anticipates that at all times more than 50% of the fair market value of our common units will not be derived from properties described in (a) to (d) above. However, no assurance can be given in this regard.

Taxation of Income or Loss

A Non-Resident Holder will not be subject to Canadian federal income tax under Part I of the Canadian Tax Act on its share of income from a business carried on by us outside Canada or the non-business income earned by us from sources in Canada.

We will be deemed to be a non-resident person in respect of certain amounts paid or credited, or deemed to be paid or credited, to us by a person resident or deemed to be resident in Canada (including amounts paid through NEP OpCo), including dividends and interest. Dividends and interest (other than interest exempt from Canadian federal withholding tax) paid or deemed to be paid by a person resident or deemed to be resident in Canada to us will be subject to withholding tax under Part XIII of the Canadian Tax Act at the rate of 25%. However, a U.S. partnership that has elected to be treated as a corporation for U.S. federal income tax purposes should be allowed any benefits to which it would be entitled under the Canada-United States Income Tax Convention (1980), as amended (the “Treaty”) if it were a corporation resident in the U.S. and entitled to benefits under the Treaty. Although we have elected to be treated as a corporation for U.S. federal income tax purposes, we may not satisfy the technical requirements for eligibility for Treaty benefits and application has been made to the CRA requesting that Treaty benefits be granted to us under the competent authority provision of the Treaty. If such application is granted, NextEra Energy Canada Partners Holdings, ULC will look through NEP OpCo and take into account and withhold based on any reduced rate of Canadian federal withholding tax that would be applicable to us as if we were a U.S. corporation entitled to benefits under the Treaty.

UNDERWRITING

Morgan Stanley & Co. LLC is acting as the underwriter in connection with this offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us 9,700,000 common units at a price of $         per common unit.

The underwriting agreement provides that the underwriter’s obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby (other than those common units covered by its option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriter.

Fees and Expenses

The following table summarizes the underwriting discount that the underwriter will receive. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional common units. The underwriting discount is the difference between the initial price to the public and the amount the underwriter will pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

The underwriter has advised us that it proposes to offer the common units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $             per common unit.

The expenses of this offering, excluding underwriting discount, that are payable by us are estimated to be approximately $500,000.

Option to Purchase Additional Common Units

We have granted the underwriter an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to 1,455,000 common units at the public offering price less the underwriting discount.

No Sales of Similar Securities

We have agreed that, for a period of 30 days after the date of this prospectus supplement, we will not directly or indirectly, without the prior written consent of the underwriter, (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us) of any of our common units or any securities convertible into or exercisable or exchangeable for common units or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common units, whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of common units or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the common units being sold in this offering, (B) any common units issued by the Partnership upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement and referred to in this prospectus supplement, the accompanying prospectus or the registration statement, (C) any common units issued or options to purchase common units granted pursuant to existing employee benefit plans of the Partnership or the General Partner referred to in this prospectus supplement, the accompanying prospectus or the registration statement, and (D) any common units issued pursuant to any non-employee director stock incentive plan or dividend reinvestment plan referred to in this prospectus supplement, the accompanying prospectus or the registration statement.

The directors and officers of our general partner have entered into lock-up agreements pursuant to which they have agreed that, for a period of 30 days after the date of this prospectus supplement, they will not directly or indirectly, without the prior written consent of the underwriter, (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of, or otherwise dispose of or transfer any of the common units or any securities convertible into or exchangeable or exercisable for common units, whether now owned or hereafter acquired by such director or officer or with respect to which such director or officer has or hereafter acquires the power of disposition, or exercise any right with respect to the registration of any of such securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such securities, whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise. Notwithstanding the prior sentence, such director or officer may transfer such securities (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of such director or officer or his or her immediate family, (iii) to the affiliates or to any investment fund or other entity controlled or managed by such director or officer, (iv) in accordance with any trading plan established prior to the date hereof in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, (v) in connection with the receipt, exercise, vesting, settlement or forfeiture of, or removal or lapse of restrictions on, any common units issued upon exercise of awards pursuant to NEP’s 2014 Long Term Incentive Plan, so long as such transaction or event does not involve the sale or transfer of any common units (other than to NEP), or (vi) in connection with forfeitures of common units to NEP to satisfy tax withholding requirements; provided that, with respect to such transfers contemplated in (i), (ii) and (iii) above, (1) the underwriter receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) such director or officer does not otherwise voluntarily effect any public filing or report regarding such transfers, and further provided that, with respect to such transfers contemplated in (iv), (v) and (vi) above, any Section 16 filings required to be made in connection with such transactions shall specifically include a footnote referencing the reason for making such filing.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriter of common units in excess of the number of common units the underwriter is obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriter in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising its option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in its option to purchase additional common units. The underwriter may close out any short position by either exercising its option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriter will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through its option to purchase additional common units. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase common units offered by this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriter or its affiliates have a lending relationship with us, certain of the underwriter or its affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common units offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the common units or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering or publicity material relating to the common units in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any common units or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of common units by it.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP, New York, New York will pass on the validity of the common units offered by this prospectus supplement for us. Hunton & Williams LLP, New York, New York will pass upon the legality of the common units offered by this prospectus supplement for the underwriter.

EXPERTS

The consolidated financial statements incorporated in the prospectus by reference from the Annual Report on Form 10-K of NextEra Energy Partners, LP (NEP) for the year ended December 31, 2015, and the effectiveness of NEP’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the basis of presentation of the consolidated financial statements a) prior to the initial public offering and b) the 2015 common control acquisitions, and NEP’s adoption of a new accounting standard and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated in the prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Units

Preferred Units

Warrants

Rights

NextEra Energy Partners, LP may offer, from time to time, in one or more series, the following securities under this prospectus:

•	common units representing limited partner interests;

•	preferred units representing limited partner interests;

•	warrants to purchase common units or preferred units; and

•	rights to purchase common units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our common units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “NEP.”

We may sell the securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis, or through a combination of these methods. The prospectus supplement will include the names of underwriters, dealers or agents, if any, that we retain. We reserve the sole right to accept and, together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. The prospectus supplement also will include the purchase price of any securities, our net proceeds from the sale, and any underwriting discounts or commissions and other items constituting underwriters’ compensation.

Investing in the securities involves risks. Limited partnerships are inherently different than corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 8 of this prospectus, contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Material United States and Canadian federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement if necessary.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified, “the Company,” “NEP,” “we,” “us,” and “our” refer to NextEra Energy Partners, LP and its subsidiaries, and “you” or “your” refer to prospective investors in the Company. See “Definitions” in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by our Form 10-K/A filed on February 23, 2015 (the Form 10-K), and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for additional defined terms and acronyms used in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement. This prospectus and any accompanying prospectus supplement do not contain all of the information found in the registration statement and exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website, www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in any applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 20, 2015, as amended by our Form 10-K/A filed on February 23, 2015 (excluding Items 1, 6, 7 and 8, which have been updated by our Current Report on Form 8-K filed on July 2, 2015);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 1, 2015;

•	our Current Reports on Form 8-K filed on January 12, 2015, February 17, 2015, March 3, 2015, May 12, 2015, June 16, 2015 (solely with respect to Item 2.03 thereof), July 2, 2015, and August 3, 2015 (only our Current Report filed on such date with information reported under Item 1.01) and our Current Reports on Form 8-K/A filed on July 2, 2015 and July 31, 2015; and

•	the description of our common units contained in our Registration Statement on Form 8-A filed under the Exchange Act on June 23, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and from the date of this prospectus until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings without charge from our website www.nexteraenergypartners.com, or by contacting the SEC or accessing its website as described above. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. You may request a copy of any of the documents we incorporate by reference into this prospectus or any prospectus supplement, at no cost, by writing or telephoning us at:

NextEra Energy Partners, LP

c/o NextEra Energy Partners GP, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

Attention: Corporate Secretary

Telephone: (561) 694-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the federal securities laws. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as result, are expected to, will continue, is anticipated, aim, believe, will, could, should, would, estimated, may, plan, potential, future, projection, goals, target, outlook, predict and intend or words of similar meaning) are not statements of historical facts and may be forward looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on our operations and financial results, and could cause our actual results to differ materially from those contained or implied in forward-looking statements made by or on our in this prospectus, any applicable prospectus supplement, in the documents incorporated by reference herein or therein, in presentations, on our website, in response to questions or otherwise.

Operational Risks

•	We have a limited operating history and our projects may not perform as expected.

•	Our ability to make cash distributions to our unitholders is affected by wind and solar conditions at our projects.

•	Operation and maintenance of energy projects involve significant risks that could result in unplanned power outages or reduced output.

•	The wind turbines at some of our projects and at some of NextEra Energy Resources, LLC’s (“NEER”)’s right of first offer projects (the “ROFO Projects”) are not generating the amount of energy estimated by their manufacturers’ original power curves, and the manufacturers may not be able to restore energy capacity at the affected turbines.

•	We depend on certain of the projects in our portfolio for a substantial portion of our anticipated cash flows.

•	Terrorist or similar attacks could impact our projects or surrounding areas and adversely affect our business.

•	Our energy production may be substantially below our expectations if a natural disaster or meteorological conditions damage our turbines, solar panels, other equipment or facilities.

•	We are not able to insure against all potential risks and we may become subject to higher insurance premiums.

•	Warranties provided by the suppliers of equipment for our projects may be limited by the ability of a supplier to satisfy its warranty obligations or if the term of the warranty has expired or liability limits, which could reduce or void the warranty protections, or the warranties may be insufficient to compensate our losses.

•	Supplier concentration at certain of our projects may expose us to significant credit or performance risks.

•	We rely on interconnection and transmission facilities of third parties to deliver energy from our projects, and if these facilities become unavailable, our projects may not be able to operate or deliver energy.

•	Our business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations.

•	Our projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations.

•	Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units, and under certain circumstances this could be reduced to 10%.

•	We do not own all of the land on which the projects in our portfolio are located and our use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or leaseholders that have rights that are superior to our rights or the BLM suspends our federal rights-of-way grants.

•	We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including future proceedings related to projects we subsequently acquire.

•	The Summerhaven, Conestogo and Bluewater projects are subject to Canadian domestic content requirements under their FIT contracts.

•	Our cross-border operations require us to comply with anti-corruption laws and regulations of the U.S. government and non-U.S. jurisdictions.

•	We are subject to risks associated with our ownership or acquisition of projects that remain under construction, which could result in our inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected.

Contract Risks

•	We rely on a limited number of energy sale counterparties and we are exposed to the risk that they are unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their agreements with us.

•	We may not be able to extend, renew or replace expiring or terminated PPAs at favorable rates or on a long-term basis.

•	If the energy production by or availability of our U.S. projects is less than expected, they may not be able to satisfy minimum production or availability obligations under our U.S. Project Entities’ PPAs.

Risks Related to Our Acquisition Strategy and Future Growth

•	Our growth strategy depends on locating and acquiring interests in additional projects consistent with our business strategy at favorable prices.

•	NextEra Energy Operating Partners, LP’s (“NEP OpCo”) partnership agreement requires that it distribute its available cash, which could limit its ability to grow and make acquisitions.

•	Lower prices for other fuel sources reduce the demand for wind and solar energy.

•	Government regulations providing incentives and subsidies for clean energy could change at any time and such changes may negatively impact our growth strategy.

•	Our growth strategy depends on the acquisition of projects developed by NEE and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements.

•	Our ability to effectively consummate future acquisitions depends on our ability to arrange the required or desired financing for acquisitions.

•	Acquisitions of existing clean energy projects involve numerous risks.

•	Renewable energy procurement is subject to U.S. state and Canadian provincial regulations, with relatively irregular, infrequent and often competitive procurement windows.

•	While we currently own only wind and solar projects, we may acquire other sources of clean energy, including natural gas and nuclear projects, and may expand to include other types of assets including transmission projects, and any future acquisition of non-renewable energy projects, including transmission projects, may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors. A failure to successfully integrate such acquisitions with our then-existing projects as a result of unforeseen operational difficulties or otherwise, could have a material adverse effect on our business, financial condition, results of operations and ability to grow our business and make cash distributions to our unitholders.

•	We face substantial competition primarily from regulated utilities, developers, IPPs, pension funds and private equity funds for opportunities in North America.

Risks Related to NEP’s Financial Activities

•	Restrictions in NEP OpCo’s subsidiaries’ revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make cash distributions to our unitholders.

•	Our cash distributions to our unitholders may be reduced as a result of restrictions on our subsidiaries’ cash distributions to us under the terms of their indebtedness.

•	Our subsidiaries’ substantial amount of indebtedness may adversely affect our ability to operate our business and our failure to comply with the terms of our subsidiaries’ indebtedness could have a material adverse effect on our financial condition.

•	Currency exchange rate fluctuations may affect our operations.

•	We are exposed to risks inherent in our use of interest rate swaps.

Risks Related to Our Relationship with NEE

•	NEE exercises substantial influence over us and we are highly dependent on NEE and its affiliates.

•	We are highly dependent on credit support from NEE and its affiliates.

•	Our subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and we will be required in certain circumstances to reimburse NEE for draws that are made on credit support.

•	NEER or one of its affiliates is permitted to borrow funds received by our subsidiaries, including NEP OpCo, as partial consideration for its obligation to provide credit support to us, and NEER will use these funds for its own account without paying additional consideration to us and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NEP OpCo.

•	Our financial condition and ability to make distributions to our unitholders, as well as our ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return a portion of these funds.

•	We may not be able to consummate future acquisitions from NEER.

•	NEP GP, our general partner, and its affiliates, including NEE, have conflicts of interest with us and limited duties to us and our unitholders and they may favor their own interests to the detriment of us and holders of our common units.

•	NEE and other affiliates of NextEra Energy Partners GP, Inc. (“NEP GP”) are not restricted in their ability to compete with us.

•	We may be unable to terminate the MSA.

•	If NEE Management terminates the MSA, NEER terminates the management services subcontract between NEE Management and NEER or either of them defaults in the performance of its obligations thereunder, NEP may be unable to contract with a substitute service provider on similar terms, or at all.

•	Our arrangements with NEE limit NEE’s liability, and we have agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account.

•	The credit and risk profile of NEP GP and its owner, NEE, could adversely affect any of our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

Risks Related to Ownership of NEP’s Common Units

•	Our ability to make distributions to our unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners.

•	If we incur material tax liabilities, our distributions to our unitholders may be reduced, without any corresponding reduction in the amount of the IDR Fee (as defined in the MSA) payable to NEE Management under the MSA.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or NEP GP’s directors.

•	Our partnership agreement restricts the remedies available to holders of our common units for actions taken by NEP GP that might otherwise constitute breaches of fiduciary duties.

•	Our partnership agreement replaces NEP GP’s fiduciary duties to holders of our common units with contractual standards governing its duties.

•	Even if holders of our common units are dissatisfied, they cannot initially remove NEP GP, as our general partner, without NEE’s consent.

•	NEP GP’s interest in us and the control of NEP GP may be transferred to a third party without unitholder consent.

•	The IDR Fee may be transferred to a third party without unitholder consent.

•	We may issue additional units without unitholder approval, which would dilute unitholder interests.

•	Reimbursements and fees owed to NEP GP and its affiliates for services provided to us or on our behalf will reduce cash distributions to or from NEP OpCo and from us to our unitholders, and the amount and timing of such reimbursements and fees will be determined by NEP GP and there are no limits on the amount that NEP OpCo may be required to pay.

•	Discretion in establishing cash reserves by NEE Operating GP, the general partner of NEP OpCo, may reduce the amount of cash distributions to our unitholders.

•	While our partnership agreement requires us to distribute our available cash, our partnership agreement, including provisions requiring us to make cash distributions, may be amended.

•	NEP OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

•	Increases in interest rates could adversely impact the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions to our unitholders.

•	The price of our common units may fluctuate significantly and unitholders could lose all or part of their investment and a market that will provide unitholders with adequate liquidity may not develop.

•	The liability of holders of our common units, which represent limited partner interests in us, may not be limited if a court finds that unitholder action constitutes control of our business.

•	Unitholders may have liability to repay distributions that were wrongfully distributed to them.

•	Except in limited circumstances, NEP GP has the power and authority to conduct our business without unitholder approval.

•	Contracts between us, on the one hand, and NEP GP and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

•	Unitholders have no right to enforce the obligations of NEP GP and its affiliates under agreements with us.

•	NEP GP decides whether to retain separate counsel, accountants or others to perform services for us.

•	The New York Stock Exchange does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

Taxation Risks

•	Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of our tax positions.

•	Our ability to utilize NOLs to offset future income may be limited.

•	We will not have complete control over our tax decisions.

•	A valuation allowance may be required for our deferred tax assets.

•	Distributions to unitholders may be taxable as dividends.

These factors should be read together with the risk factors included in Part I, Item 1A. Risk Factors in the Form 10-K and in this prospectus, and investors should refer to that section of the Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. See “Risk Factors.”

OUR COMPANY

We are a growth-oriented limited partnership formed by NextEra Energy, Inc. (“NEE”) to acquire, manage and own contracted clean energy projects with stable long-term cash flows. We own a controlling, non-economic general partner interest and a 22.2% limited partner interest in NEP OpCo. Through NEP OpCo, we own a portfolio of contracted renewable generation assets consisting of wind and solar projects.

We expect to take advantage of trends in the North American energy industry, including the addition of clean energy projects as aging or uneconomic generation facilities are phased out, increased demand from utilities for renewable energy to meet state RPS requirements and improving competitiveness of energy generated from wind and solar projects relative to energy generated using other fuels. We plan to focus on high-quality, long-lived projects operating under long-term contracts with creditworthy counterparties that are expected to produce stable long-term cash flows. We believe our cash flow profile, geographic and technological diversity, cost-efficient business model and relationship with NEE provide us with a significant competitive advantage and enable us to execute our business strategy.

We were formed as a Delaware limited partnership in March 2014 as an indirect wholly-owned subsidiary of NEE, a Florida corporation. Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes. On July 1, 2014, we completed our initial public offering (“IPO”) by issuing 18,687,500 common units at a price to the public of $25 per unit. The proceeds from the IPO, net of underwriting discounts, commissions and structuring fees, were approximately $438 million, of which we used approximately $288 million to purchase 12,291,593 common units of NEP OpCo from NextEra Energy Equity Partners, LP and approximately $150 million to purchase 6,395,907 NEP OpCo common units from NEP OpCo. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

Our principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, and our telephone number is (561) 694-4000. Our website is located at http://www.nexteraenergypartners.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses and we will be treated as a corporation for U.S. federal income tax purposes. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K, including any amendments thereto and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be materially and adversely affected. In that case, we might not be able to pay distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment in us.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to NEP OpCo in exchange for NEP OpCo common units. NEP OpCo will use such net proceeds for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income, income taxes, fixed charges included in the determination of net income and amortization of capitalized interest. Fixed charges consist of interest expense rental interest factor and capitalized interest.

	Three Months Ended March 31,(1) 2015	Year Ended December 31,(1)
		2014	2013	2012
Ratio of Earnings to Combined Fixed Charges and Preferred Unit Distributions(2)	1.42x	1.66x	(3)	(3)

(1)	For all periods prior to the completion of our initial public offering, or the IPO, on July 1, 2014, the ratio of earnings to combined fixed charges and preferred unit distributions set forth above represents that of the accounting predecessor, or the combination of the acquired projects. For all periods subsequent to the completion of our IPO, the ratio of earnings to combined fixed charges and preferred unit distributions set forth above represents that of NEP, as retrospectively adjusted for the acquisitions of entities under common control through March 31, 2015.
(2)	No preferred units were issued and outstanding for any of the periods presented.
(3)	For the years ended December 31, 2013 and 2012, NEP had deficits of earnings to combined fixed charges and preferred unit distributions of approximately $1 million and $8 million, respectively.

DESCRIPTION OF COMMON UNITS

The Units

All holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in our register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and its consent to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF PREFERRED UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units are not entitled. As of July 30, 2015, the only classes of our limited partner interests outstanding were common units and Special Voting Units, and we have 21,292,838 common units outstanding and 74,440,000 Special Voting Units outstanding. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of Our Partnership Agreement.”

Should we offer preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred units and the number of preferred units offered;

•	the initial public offering price at which the preferred units will be issued;

•	any conversion or exchange provisions of the preferred units;

•	any redemption or sinking fund provisions of the preferred units;

•	the distribution rights of the preferred units, if any;

•	a discussion of any additional material U.S. and Canadian federal income tax considerations regarding the preferred units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred units.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of common units or preferred units offered by this prospectus. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein or the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Any prospectus supplement relating to warrants will describe the specific terms of such securities, which may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. and Canadian federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our unitholders for the purchase of common units. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Any prospectus supplement relating to a series of rights will describe the specific terms of such securities, which may include:

•	the date for determining the unitholders entitled to the rights distribution;

•	the aggregate number of common units purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	a discussion of material U.S. and Canadian federal income tax considerations; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

PROVISIONS OF THE PARTNERSHIP AGREEMENTS AND OTHER ARRANGEMENTS RELATING TO CASH DISTRIBUTIONS

We will distribute our available cash, as defined below, in each quarter to our unitholders. Our cash flow is generated from distributions we receive from NEP OpCo and, during the purchase price adjustment period, from payments we receive from NEE Equity under the Purchase Agreement by and between NEE Equity and NEP (the Purchase Agreement), if any, which will be funded solely by the distributions NEE Equity receives from NEP OpCo. As a result, our ability to make distributions to our unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners, including us. Set forth below is a summary of the significant provisions of our partnership agreement, the NEP OpCo partnership agreement and certain other agreements as they relate to cash distributions. The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreements, each of which is filed as an exhibit to the Form 10-K and the registration statement of which this prospectus forms a part. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our general partner, may have rights which differ from the rights applicable to the common units as described in this prospectus.

As described below under “—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions,” NEE Operating GP has broad discretion to make certain decisions under NEP OpCo’s partnership agreement, including with respect to the establishment of cash reserves. Since we own all of the equity interests of NEE Operating GP, decisions made by NEE Operating GP under NEP OpCo’s partnership agreement are ultimately made at the direction of our general partner.

Effective April 29, 2015, NEP OpCo issued 1,000,000 Class B, Series 1 limited partner interests in NEP OpCo and 1,000,000 Class B, Series 2 limited partner interests in NEP OpCo (together, the “Class B Units”) to NEE Equity. The terms of the Class B Units, including the distributions to the holders of the Class B Units, are intended to track the economic benefits and tax attributes from the McCoy and Adelanto projects, respectively. Distributions on the Class B Units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the Class B Units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement, and as a result such Class B Units are generally not included in the determinations discussed below.

Provisions of Our Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Our partnership agreement requires us to distribute our available cash quarterly. Generally, our available cash is all cash on hand at the date of determination in respect of such quarter (including any expected distributions from NEP OpCo and, during the purchase price adjustment period, payments from NEE Equity under the Purchase Agreement in respect of such quarter), less the amount of cash reserves established by our general partner. We currently expect that cash reserves would be established solely to provide for the payment of income taxes payable by NEP, if any. Our cash flow is generated from distributions we receive from NEP OpCo and, during the purchase price adjustment period, from any payments we receive from NEE Equity under the Purchase Agreement, which payments will be funded solely by any distributions NEE Equity receives from NEP OpCo.

Units Eligible for Distribution

As of July 30, 2015, the only classes of our limited partnership interests outstanding were common units and Special Voting Units, and we have 21,292,838 common units outstanding and 74,440,000 Special Voting Units outstanding. Each common unit is entitled to receive distributions (including upon liquidation) on a pro rata basis. Special Voting Units are not entitled to receive any distributions. Following the purchase price adjustment period, we may issue additional units to fund the redemption of NEP OpCo common units tendered by NEE Equity under the Exchange Agreement between NEP, NEP OpCo and NEE Equity. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our general partner, may have rights which differ from the rights applicable to the common units as described in this prospectus.

General Partner Interest

Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and would be entitled to receive cash distributions on any such interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and distribute any remaining proceeds pro rata to holders of our outstanding limited partner interests in accordance with the preferences established for each series or class of limited partner interests. See also “Material Provisions of the NEP OpCo Partnership Agreement—Issuance of Additional Partnership Interests—Class B Units.”

Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP OpCo

General

NEP OpCo’s partnership agreement requires that, within 45 days after the end of each quarter, NEP OpCo distribute its available cash to its unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter plus the amount of excess funds borrowed by NEER which remain unreturned:

•	less, the amount of cash reserves established by NEE Operating GP to:

•	provide for the proper conduct of NEP OpCo’s business, including reserves for expected debt service requirements and future capital expenditures;

•	comply with applicable law or NEP OpCo’s debt instruments or other agreements;

•	pay any amount necessary to make IDR Fee payments to NEE Management with respect to that quarter based on NEE Operating GP’s determination of the amount of available cash that would otherwise be available for distribution in that quarter; or

•	provide funds for distributions to NEP OpCo’s unitholders for any one or more of the next four quarters, provided that NEE Operating GP may not establish cash reserves for future distributions if the effect of the establishment of such reserves will prevent NEP OpCo from distributing an amount equal to the minimum quarterly distribution with respect to all common units plus the amount of any accrued and unpaid purchase price adjustments;

•	less, the amount of cash contributed by an affiliate of NEE Operating GP (other than us or our subsidiaries) for the purpose of funding construction costs of our subsidiaries that would otherwise constitute available cash;

•	plus, if NEE Operating GP so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Because the amount of available cash for any quarter includes the amount of excess funds borrowed by NEER which remain unreturned, NEP OpCo will be required to demand the return of all or a portion of such funds from NEER and distribute such funds to its unitholders to the extent that NEE Operating GP is not permitted to reserve the amount of such funds under its partnership agreement, including any reserves established to fund future distributions. In addition, the purpose and effect of the last bullet point above is to allow NEE Operating GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under NEP OpCo’s partnership agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to partners, provided that NEP OpCo intends to repay the borrowings within 12 months with funds other than from additional working capital borrowings.

The definitions of “available cash,” “operating surplus” and “operating expenditures” exclude the impact of the repayment of $336.7 million of indebtedness of Genesis Solar with 1603 Cash Grant proceeds or equity contributions from NextEra Energy Capital Holdings, Inc. as well as the receipt by Genesis Solar of such 1603 Cash Grant proceeds or equity contributions.

Intent to Distribute the Minimum Quarterly Distribution

We intend to cause NEP OpCo to pay a minimum quarterly distribution to the holders of its common units, including us, of $0.1875 per unit, or $0.75 per unit on an annualized basis, to the extent NEP OpCo has sufficient cash from its operations after the establishment of cash reserves and the payment of expenses, including: (i) expenses of NEE Operating GP and its affiliates; (ii) our expenses; and (iii) payments to NEER and its affiliates under the Management Services Agreement and the CSCS Agreement. However, NEP OpCo may not be able to pay the minimum quarterly distribution on its units in any quarter. Since we will own all of the equity interests of NEE Operating GP, determinations made by NEE Operating GP will ultimately be made at the direction of our general partner.

Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to receive an IDR Fee that increases based on the hypothetical amount of available cash from operating surplus that NEP OpCo would be able to distribute to its unitholders. Since the IDR Fee is paid from NEP OpCo’s total cash on hand and increases depending on the hypothetical amount of distributions NEP OpCo would have made to its unitholders, the IDR Fee will effectively reduce the amount of cash NEP OpCo will have available for distribution to its unitholders. See “—Payments of the Incentive Distribution Right Fee” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to NEP OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” NEP OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Operating surplus of NEP OpCo is defined as:

•	$35.0 million (as described below); plus

•	all of NEP OpCo’s cash receipts after the closing of the IPO, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus

•	working capital borrowings by NEP OpCo made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued, other than equity issued in connection with the IPO, to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital asset in respect of the period beginning on the date that NEP OpCo enters into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date that the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued to pay the construction period interest on debt incurred, including periodic net payments under related interest rate swap arrangements, or to pay construction period distributions on equity issued, to finance the construction, replacement, acquisition, development or improvement of a capital asset described in the preceding bullet; plus

•	the portion of any IDR Fee payments made to NEE Management as a result of cash distributions paid on equity issued as described in the preceding two bullets; less

•	all of NEP OpCo’s operating expenditures, after the closing of the IPO; less

•	the amount of cash reserves established by NEE Operating GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, the definition of operating surplus does not solely reflect actual cash on hand that is available for distribution to unitholders of NEP OpCo and is not limited to cash generated by operations. For example, the definition of operating surplus includes a provision that will enable us to direct NEP OpCo to distribute as operating surplus up to $35.0 million of cash that NEP OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, NEP OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if NEP OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowing, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Interim capital transactions are defined as:

•	borrowings, refinancings or refundings of indebtedness, other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business, and sales of debt securities;

•	sales of equity securities;

•	sales or other voluntary or involuntary dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and

•	capital contributions received.

Operating expenditures are defined as, without duplication:

•	all cash expenditures of NEP OpCo and its subsidiaries, including taxes, reimbursements of expenses of NEE Operating GP and its affiliates, director and employee compensation of NEP OpCo’s subsidiaries, payments under the Management Services Agreement and the CSCS Agreement for services rendered, including management and credit support fees, or in reimbursement of draws made on credit support provided by NEER or its affiliates, debt service payments (including principal amortization payments under financing arrangements of NEP OpCo’s subsidiaries), payments made in the ordinary course of business under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized at the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings;

•	all expenses and other cash expenditures (other than federal income taxes) of NEP, including reimbursements of expenses of its general partner and its affiliates as set forth in the Management Services Agreement and of NEER and its affiliates as set forth in the CSCS Agreement; and

•	payments of the IDR Fee to NEE Management, other than payments of the IDR Fee described in the sixth bullet in the definition of “operating surplus.”

Notwithstanding the foregoing, operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

•	payments, including prepayments and prepayment penalties, of principal of and premium on indebtedness other than working capital borrowings and financing arrangements of NEP OpCo’s subsidiaries;

•	expansion capital expenditures, as described below;

•	payment of transaction expenses, including taxes, relating to interim capital transactions;

•	distributions to unitholders of NEP OpCo; or

•	repurchases of partnership interests (including cash redemptions under the Exchange Agreement), excluding repurchases NEP OpCo makes to satisfy obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in NEP OpCo’s partnership agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of NEP OpCo’s equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

NEP OpCo’s partnership agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the IPO equals the operating surplus from the IPO through the end of the quarter immediately preceding that distribution. NEP OpCo’s partnership agreement requires that NEP OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that NEP OpCo will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase NEP OpCo’s operating income, operating capacity or operating cash flow over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional clean energy projects to the extent such capital expenditures are expected to increase NEP OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.

Maintenance capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are made to maintain, over the long term, operating capacity, operating income or operating cash flow. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace NEP OpCo’s clean energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.

Purchase Price Adjustment

General

The Purchase Agreement between NEP and NEE Equity, under which NEP used $288.3 million of the proceeds of its IPO to purchase 12,291,593 of NEP OpCo’s common units from NEE Equity, provides for certain purchase price adjustments (the “purchase price adjustments”). The purpose of the purchase price adjustments is to compensate NEP in quarters in which NEP OpCo does not make distributions on its common units at least equal to the minimum quarterly distribution with respect to common units held by NEP. The practical effect of the purchase price adjustments is to increase the likelihood that during the purchase price adjustment period NEP will receive cash flow each quarter at least equal to the minimum quarterly distribution and therefore increase NEP’s ability to pay the initial quarterly distribution to its unitholders. The purchase price adjustment in any quarter may not be sufficient for us to pay the initial quarterly distribution.

The Purchase Agreement provides that if, with respect to any quarter during the purchase price adjustment period, NEP OpCo does not make distributions on its common units at least equal to the minimum quarterly distribution, the purchase price will be reduced by an amount equal to the difference for such quarter (referred to as the difference amount) between:

•	the aggregate minimum quarterly distribution in respect of NEP OpCo common units held by NEP; and

•	amounts actually distributed on such common units.

Under the Purchase Agreement, in any quarter where there is a difference amount, NEE Equity will pay NEP a purchase price adjustment equal to such difference amount, provided that NEE Equity will not be required to pay a purchase price adjustment in any quarter in excess of the distribution actually received by NEE Equity in such quarter in respect of its common units. If NEE Equity is unable or not required to pay the full difference amount in any quarter, the unpaid portion of the difference amount for that quarter will accrue and be payable from distributions received by NEE Equity in each subsequent quarter, concurrently with or following the payment of any other purchase price adjustments that may be payable from such distributions. The unpaid portion of any difference amount will not accrue any interest, regardless of when the related purchase price adjustment is paid, if at all. NEE Equity will no longer be required to pay any purchase price adjustments once the aggregate amount of purchase price adjustments paid by NEE Equity is equal to $288.6 million. Any additional common units issued by NEP OpCo to NEP during the purchase price adjustment period will be entitled to the same accrued and unpaid difference amount as each previously outstanding common unit held by NEP. During the purchase price adjustment period, NEE Equity will agree not to transfer any of its NEP OpCo common units other than to an affiliate of NEE Equity that agrees to assume a proportional amount of NEE Equity’s obligations under the Purchase Agreement, including the obligation to pay such affiliate’s pro rata portion of any accrued and unpaid difference amount.

In addition, during the purchase price adjustment period, NEE Equity will be required to pay NEP a purchase price adjustment in the following circumstances:

•	following any distribution from NEP OpCo’s capital surplus to its unitholders in excess of the aggregate initial unit price with respect to NEP OpCo’s common units, NEE Equity will pay a purchase price adjustment to NEP equal to any difference amount, which purchase price adjustment will not exceed the amount received by NEE Equity in such distribution in excess of the aggregate initial unit price; and

•	following any distribution to unitholders upon a liquidation of NEP OpCo, NEE Equity will pay a purchase price adjustment, which will not exceed the amount received by NEE Equity in respect of its common units in such distribution but otherwise will be equal to:

•	the unrecovered unit price in respect of each common unit held by NEP plus

•	any accrued and unpaid difference amount, less

•	amounts received by NEP in respect of such common units in such distribution.

Purchase Price Adjustment Period

The purchase price adjustment period began on the closing date of the IPO and, except as described below, will extend until the first business day following the distribution of available cash by NEP OpCo in respect of any quarter beginning with the quarter ending June 30, 2017, for which each of the following tests are met:

•	distributions of available cash from operating surplus by NEP OpCo on each of its outstanding common units equals or exceeds $0.75, which is the annualized minimum quarterly distribution, for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equals or exceeds $0.75 per unit, which is the annualized minimum quarterly distribution, multiplied by the total number of outstanding common units on a fully diluted basis; and

•	any accrued and unpaid difference amount has been paid.

Early Termination of the Purchase Price Adjustment Period

Notwithstanding the foregoing, the purchase price adjustment period will automatically terminate on the first business day following the distribution by NEP OpCo of available cash in respect of any quarter beginning with the quarter ending June 30, 2015, for which each of the following tests are met:

•	distributions of available cash from operating surplus by NEP OpCo on each of its outstanding common units equals or exceeds $1.125 per unit, which is equal to 150% of the annualized minimum quarterly distribution, for the four-quarter period immediately preceding that date;

•	the adjusted operating surplus generated during the four-quarter period immediately preceding that date equals or exceeds the sum of:

•	$1.125 per unit, or 150% of the annualized minimum quarterly distribution, multiplied by the total number of outstanding common units during that period on a fully diluted basis; and

•	all corresponding payments to NEE Management in respect of the IDR Fee (as described below); and

•	any accrued and unpaid difference amount has been paid.

Expiration Upon Removal of NEE Operating GP or the General Partner of NEP

The purchase price adjustment period will end upon removal of NEE Operating GP or our general partner other than for cause if no units held by our general partner and its affiliates voted in favor of such removal, and such holders are not affiliates of the applicable successor general partner.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes increases in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period, excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus

NEP OpCo will make distributions of 100% of its available cash from operating surplus for any quarter to all of its unitholders, pro rata, assuming that NEP OpCo does not issue additional classes of equity securities.

Payments of the Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to the IDR Fee, which is calculated based on the hypothetical amount of available cash from operating surplus that NEP OpCo would be able to distribute to its unitholders after the minimum quarterly and the target quarterly distribution levels described below have been achieved and, during the purchase price adjustment period, any Aggregate Shortfall has been paid. The right to receive the IDR Fee is currently held by NEE Management, but may be assigned, subject to restrictions in the Management Services Agreement. Although cash used to pay the IDR Fee will be an operating expenditure, the description below assumes that any IDR Fee will not reduce NEP OpCo’s operating surplus and will be paid with available cash from operating surplus. We use this assumption in the description below for illustrative purposes to demonstrate that the calculation of IDR Fee payments for each quarter will be based on hypothetical amounts that would be available for distribution to unitholders if the IDR Fee was not an operating expense and NEE Management held a class of equity interests in NEP OpCo entitled to such distributions based on the achievement of target quarterly distribution levels. Once the amount of IDR Fee payments is determined, the amount will be classified as an operating expense and operating surplus will be reduced by a like amount before available cash is distributed by NEP OpCo to its common unitholders on a pro rata basis. The calculation of the hypothetical target quarterly distribution levels below do not include available cash from operating surplus distributed to satisfy any Aggregate Shortfall.

If, for any quarter:

•	NEP OpCo has distributed available cash from operating surplus to its unitholders in an amount equal to the minimum quarterly distribution; and

•	during the purchase price adjustment period, NEP OpCo has distributed available cash from operating surplus to its unitholders in an amount equal to the Aggregate Shortfall, if any,

then, NEP OpCo will use any remaining available cash from operating surplus for that quarter in the following manner:

•	first, to distribute 100% to all unitholders, pro rata, until each unitholder receives a total of $0.215625 per unit (or 115% of the minimum quarterly distribution) for that quarter;

•	second, to distribute 85.0% to all unitholders, pro rata, and to make a payment of 15% to NEE Management in respect of the IDR Fee, until each unitholder receives a total of $0.234375 per unit (or 125% of the minimum quarterly distribution) for that quarter;

•	third, to distribute 75% to all unitholders, pro rata, and to make a payment of 25% to NEE Management in respect of the IDR Fee, until each unitholder receives a total of $0.281250 per unit (or 150% of the minimum quarterly distribution) for that quarter; and

•	thereafter, to distribute 50% to all unitholders, pro rata, and to make a payment of 50% to NEE Management in respect of the IDR Fee.

“Aggregate Shortfall” refers to the sum of the Shortfalls (as defined below) in all preceding quarters, subject to adjustment in the manner described below. For each additional common unit issued by NEP OpCo to NEP during the purchase price adjustment period, the Aggregate Shortfall will be increased by an amount equal to the portion of the Aggregate Shortfall attributable to each outstanding common unit of NEP OpCo held by NEP immediately prior to such issuance.

The Shortfall created in any quarter will be reduced, in whole or in part and without duplication, in any subsequent quarter in the amount by which the available cash from operating surplus distributed by NEP OpCo to its unitholders in such quarter is greater than the Shortfall Threshold (as defined below), provided that the Aggregate Shortfall will be reduced only to the extent that corresponding purchase price adjustments required to be paid by NEP OpCo have been so paid;

“Shortfall” refers to the amount in any quarter by which the available cash from operating surplus distributed by NEP OpCo to its unitholders is less than the Shortfall Threshold, plus an amount equal to any purchase price adjustment required to be paid with respect to such quarter that has not been so paid.

The “Shortfall Threshold” initially will be $3.0 million and will be increased by the aggregate minimum quarterly distribution per unit for all common units issued by NEP OpCo to NEP after the closing of the IPO.

Percentage Allocations of Available Cash From Operating Surplus

The following table sets forth the percentage allocations of available cash from operating surplus between NEE Management (in respect of the IDR Fee) and NEP OpCo’s unitholders (in respect of their common units) based on the specified target quarterly distribution levels, assuming for illustrative purposes (as described above) that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The amounts set forth under “Marginal Percentage Interest in Available Cash” are the percentage interests of NEE Management (in respect of the IDR Fee) and the NEP OpCo unitholders (in respect of their common units) in any available cash from operating surplus NEP OpCo distributes or pays in respect of the IDR Fee, as the case may be, up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for NEP OpCo’s unitholders and NEE Management for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests assume that the Aggregate Shortfall is equal to zero and that NEE Management has not assigned its right to the IDR Fee.

		Marginal Percentage Interest in Available Cash
	Total Quarterly Distribution per Unit Target Amount	Unitholders	IDR Fee
Minimum Quarterly Distribution	$0.1875	100.0%	0.0%

First Target Distribution	above $0.1875 up to $0.215625	100.0%	0.0%

Second Target Quarterly Distribution	above $0.215625 up to $0.234375	85.0%	15.0%

Third Target Quarterly Distribution	above $0.234375 up to $0.281250	75.0%	25.0%

Thereafter	above $0.281250	50.0%	50.0%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

NEP OpCo will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100% to all unitholders until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus;” and

•	thereafter, as if such distributions were from operating surplus, provided that because the minimum quarterly distribution is reduced to zero, NEP OpCo will pay the IDR Fee at the highest level as described below.

The preceding discussion is based on the assumption that NEP OpCo does not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

NEP OpCo’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price on NEP OpCo’s common units (equal to the IPO price of $25.00 per common unit), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once NEP OpCo distributes capital surplus on a common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. NEP OpCo will then make all future distributions from operating surplus, with 100% being paid to the unitholders, pro rata. However, once the minimum quarterly distribution and the target quarterly distribution levels are reduced to zero, NEP OpCo will pay the IDR Fee to NEE Management at the highest level, which will be equal to 100% of any distributions paid to the unitholders, effectively reducing the total cash available for distributions to unitholders. See “—Incentive Distribution Right Fee” above.

Adjustment to the Minimum Quarterly Distribution and Target Quarterly Distribution Levels

In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if NEP OpCo combines its units into fewer units or subdivide its units into a greater number of units, it will proportionately adjust:

•	the minimum quarterly distribution;

•	target quarterly distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. NEP OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If NEP OpCo dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. NEP OpCo will first apply the proceeds of liquidation to the payment of its creditors, including any payments of the IDR Fee to which NEE Management is entitled, if any, for the quarter in which NEP OpCo dissolves and prior quarters. NEP OpCo will distribute any remaining proceeds pro rata to holders of its outstanding limited partner interests in accordance with the preferences established for each series or class of limited partner interests.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The following is a summary of certain material provisions of our partnership agreement, which is filed as an exhibit to the Form 10-K. Other material provisions of our partnership agreement are summarized in other sections of this prospectus and the documents incorporated by reference herein, including under “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.” The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreement, which is filed as an exhibit to the Form 10-K and the registration statement of which this prospectus forms a part. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our general partner, may have rights that differ from the rights applicable to the common units as described in this prospectus.

Organization and Duration

Our partnership was formed on March 6, 2014, and will have a perpetual existence unless terminated under the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us to engage in activities other than the business of owning, operating and acquiring contracted clean energy projects, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Meetings; Voting Rights

We refer to our common units and the Special Voting Units described below as “voting units.” For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the purchase price adjustment period, the approval of a majority of the outstanding common units (excluding any common units held by our general partner and its affiliates) and a majority of the outstanding Special Voting Units, voting as separate classes; and

•	after the purchase price adjustment period, the approval of a majority of the outstanding common units and the Special Voting Units, voting together as a single class.

The following table sets forth a summary of the unitholder vote required for the matters specified below, subject to the rights of any classes or series of limited partner interests issued by us which have rights different from those of the common units. Our general partner and its affiliates, including NEE Equity, will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, in their voting of the Special Voting Units or any common units or other classes or series of our limited partner interests they acquire, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority as described above. See “—Amendment of the Partnership Agreement.”

Certain matters relating to NEP OpCo	Any matters relating to NEP OpCo which require the consent or approval of a unit majority (as defined under NEP OpCo’s partnership agreement), including certain amendments of NEP OpCo’s partnership agreement, will require the approval of a unit majority. And any other matters requiring approval by a higher percentage of NEP OpCo common units will require the approval by a corresponding percentage of our common unitholders (including Special Voting Units, as applicable), subject to certain exceptions.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. See “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. See “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including the Special Voting Units), is required for the withdrawal of our general partner prior to June 30, 2024, in a manner that would cause a dissolution of our partnership. See “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates (including the Special Voting Units). Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. See “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including the Special Voting Units), is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2024. See “—Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in the General Partner.”

Except as described below regarding a person or group owning 10% or more of the voting power of any class of units then outstanding, record holders of our Commons Units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 10% of the voting power of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the voting power, in which case the quorum will be the greater percentage.

Each record holder of one or more common units is entitled to one vote for each common units held on any matter presented to the holders of common units for a vote. Additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, acquires an aggregate of 20% or more of the voting power of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. To the extent a unitholder is able in the aggregate to exercise 20% or more of the voting power of any class of units then outstanding as the result of the reduction in voting power described above or as the result of the proportional voting described below, such unitholder shall only be entitled to vote less than 20% of the voting power of the class of units it owns and the incremental voting power above this amount shall be voted proportionally with all other votes of the same class of units owned by such unitholder. The 20% threshold discussed above may be lowered to 10% by our general partner, without the approval of any limited partner, if our general partner determines such amendment to be necessary or appropriate to comply with Section 203 of the FPA or an act or order by FERC relating to us or our subsidiaries. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of our general partner’s board of directors. common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Special Voting Units

NEE Equity will hold the same number of Special Voting Units as the number of common units of NEP OpCo held by NEE Equity. Each Special Voting Unit will be entitled to one vote on certain matters that may be submitted to our common unitholders for a vote. Our common units and the Special Voting Units will be treated as a single class on all such matters submitted for a vote of our common unitholders other than votes requiring a unit majority during the purchase price adjustment period as described above. If the ratio at which common units of NEP OpCo held by NEE Equity are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the Special Voting Units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “—Issuance of Additional Partnership Interests” below.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that the limited partner otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the limited partner is obligated to contribute to us for the limited partner’s common units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in the U.S. and Canada and we may have subsidiaries that conduct business in other countries in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners or members for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interests in NEP OpCo or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders.

It is likely that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, our issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our general partner, may have rights or preferences which differ from the terms of the common units as described in this prospectus. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments described below, our general partner is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would, among other things:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option; or

•	have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests without the approval of holders of not less than a majority of the outstanding partnership interests of the class affected.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding voting units voting together as a single class (including the Special Voting Units).

No Unitholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment to lower the 20% percentage threshold described above to 10% that our general partner determines to be necessary or appropriate to comply with Section 203 of the FPA or an act or order by FERC relating to us or our subsidiaries;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of our partnership interests in accordance with our partnership agreement;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the prospectus in connection with our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding voting units voting as a single class unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of the outstanding voting units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding voting units.

Amendment of the IDR Fee and Purchase Price Adjustment Provisions

Any amendment to the provisions relating to the IDR Fee or the purchase price adjustment contained in the Purchase Agreement or Management Services Agreement that would materially amend such provisions or would otherwise materially adversely affect holders of our common units, will require the approval of the holders of at least a unit majority.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, NEP OpCo’s partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger of us with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation to our unitholders on a pro rata basis in accordance with the preferences established for each class or series. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by NEE and its affiliates (including the Special Voting Units), and furnishing an opinion of counsel regarding limited liability. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of voting power in respect of the common units are held or controlled by one person and its affiliates other than NEE and its affiliates.

Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding voting units, voting together as a single class, including the Special Voting Units, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. Unitholders are unable to remove NEP’s general partner or NEP OpCo’s general partner without NEE’s consent because NEE Equity, through its ownership of special voting units, holds sufficient voting power to be able to prevent its removal.

If our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the purchase price adjustment period will end in accordance with the Purchase Agreement.

In the event of removal of a general partner or withdrawal of a general partner, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity,

our general partner may not transfer all or any of its general partner units to another person prior to June 30, 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units (and the Special Voting Units) held by NEE and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability matters.

In general, our general partner and its affiliates may, at any time, transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NEE and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our unitholders.

Limited Call Right

If at any time our general partner and its affiliates control more than 80% of the voting power of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The common units and Special Voting Units will be considered a single class for this purpose. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by our general partner’s directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

MATERIAL PROVISIONS OF THE NEP OPCO PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the partnership agreement of NEP OpCo. The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreement of NEP OpCo, which is filed as an exhibit to the Form 10-K and the registration statement of which this prospectus forms a part.

We summarize the provisions of the NEP OpCo partnership agreement regarding distributions of available cash elsewhere in this prospectus. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”

Organization and Duration

NEP OpCo was organized in March 2014 and will have a perpetual existence unless terminated under the terms of its partnership agreement.

Purpose

NEP OpCo’s purpose under the partnership agreement is limited to any business activity that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although NEE Operating GP has the ability to cause it and its subsidiaries to engage in activities other than the business of owning, operating and acquiring contracted clean energy projects, NEE Operating GP may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. NEE Operating GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out its purposes and to conduct its business. Since we will own all of the equity interests of NEE Operating GP, determinations made by NEE Operating GP under NEP OpCo’s partnership agreement will ultimately be made at the direction of our general partner.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” NEE Operating GP is not obligated to make any capital contributions.

Meetings; Voting Rights

Record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of NEP OpCo’s limited partners and to act upon matters for which approvals may be solicited. For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the purchase price adjustment period, the approval of all of the outstanding common units; and

•	after the purchase price adjustment period, the approval of a majority of the outstanding common units.

We do not anticipate that any meeting of NEP OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by NEE Operating GP. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a common unit is entitled to a number of votes on any matter presented to the holders of common units for a vote that is equal to the holder’s percentage interest in NEP OpCo common units, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under NEP OpCo’s partnership agreement will be delivered to the record holder by NEP OpCo or by the transfer agent.

Issuance of Additional Partnership Interests

NEP OpCo’s partnership agreement authorizes NEP OpCo to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by its general partner without the approval of the common unitholders.

Under Delaware law and the provisions of NEP OpCo’s partnership agreement, NEP OpCo may also issue additional series or classes of limited partner interests that may have rights or preferences which differ from the terms of NEP OpCo’s common units. NEP OpCo’s partnership agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to the common units of NEP OpCo.

At any time when NEP issues additional common units, NEP OpCo will issue an equivalent number of common units to NEP. In addition, any time when NEP issues other classes or series of partnership interests, we expect that NEP OpCo will issue an equivalent number of such other classes or series of partnership interests to NEP. As a result, if NEP issues additional securities to fund acquisitions or for other purposes, we expect that NEP OpCo will be required to issue a like amount of additional securities to NEP, which may dilute the value of the interests of the then-existing holders of NEP OpCo’s common units in NEP OpCo’s net assets.

Class B Units

Effective April 29, 2015, as consideration for the contribution of the McCoy and Adelanto projects to NEP OpCo by a subsidiary of NEE Equity, NEP OpCo issued 1,000,000 Class B, Series 1 limited partner interests in NEP OpCo (with respect to the McCoy project) and 1,000,000 Class B, Series 2 limited partner interests in NEP OpCo (with respect to the Adelanto project) (together, the “Class B Units”) to NEE Equity. The terms of the Class B Units, including the distributions to the holders of the Class B Units, are intended to track the economic benefits and tax attributes from the McCoy and Adelanto projects, respectively. Distributions on the Class B Units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the Class B Units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”

In the event of a liquidation of NEP OpCo, the holders of the Class B Units will be entitled to receive as a preferential distribution any and all proceeds from any sale or disposition of the McCoy or Adelanto projects, respectively. So long as any Class B Units remain outstanding, NEP OpCo is not permitted to issue or sell any additional units of the same class or any other interests in or rights to the contributed projects. In addition, so long as any Class B Units remain outstanding, NEP OpCo cannot amend its partnership agreement in any manner that would adversely affect the designations, preferences, rights, powers and duties of the holders of Class B Units.

Transfer of Common Units

By transfer of common units in accordance with NEP OpCo’s partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in NEP OpCo’s register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of NEP OpCo’s partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into NEP OpCo’s partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in NEP OpCo’s partnership agreement, such as the approval of all transactions and agreements NEP OpCo is entering into in connection with its formation and this offering.

NEP OpCo is entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on NEP OpCo’s register, NEP OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendment of NEP OpCo’s Partnership Agreement

General

Amendments to NEP OpCo’s partnership agreement may be proposed only by NEE Operating GP. However, NEE Operating GP will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments described below, NEE Operating GP is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NEP OpCo to NEE Operating GP or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of NEP OpCo’s partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by NEE Operating GP and its affiliates). As of June 30, 2015, NEE Operating GP’s affiliates, other than us, own approximately 77.8% of the outstanding common units of NEP OpCo through NEE Equity.

No Unitholder Approval

NEE Operating GP may generally make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner to reflect:

•	a change in NEP OpCo’s name, the location of NEP OpCo’s principal office, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•	a change that NEE Operating GP determines to be necessary or appropriate to qualify or continue NEP OpCo’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of NEP OpCo’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of NEP OpCo’s counsel, to prevent NEP OpCo or its general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that NEE Operating GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in NEP OpCo’s partnership agreement to be made by NEE Operating GP acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of NEP OpCo’s partnership agreement;

•	any amendment that NEE Operating GP determines to be necessary or appropriate to reflect and account for the formation by NEP OpCo of, or NEP OpCo’s investment in, any corporation, partnership or other entity, in connection with NEP OpCo’s conduct of activities permitted by its partnership agreement;

•	a change in NEP OpCo’s fiscal year or taxable year and any other changes that NEE Operating GP determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, NEE Operating GP may make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner if the NEE Operating GP determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by NEE Operating GP relating to splits or combinations of units under the provisions of the partnership agreement; or

•	are required to effect the intent expressed in the prospectus in connection with our initial public offering or the intent of the provisions of NEP OpCo’s partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, NEE Operating GP will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless NEP OpCo first obtains such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove NEE Operating GP or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove NEE Operating GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of NEP OpCo requires the prior consent of NEE Operating GP. However, NEE Operating GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interest of NEP OpCo or the limited partners.

In addition, the partnership agreement generally prohibits NEE Operating GP without the prior approval of the holders of a unit majority, from causing NEP OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of NEP OpCo’s assets in a single transaction or a series of related transactions. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of NEP OpCo’s assets without such approval. NEE Operating GP may also sell any or all of NEP OpCo’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, NEE Operating GP may consummate any merger with another limited liability entity without the prior approval of NEP OpCo’s unitholders if NEP OpCo is the surviving entity in the transaction, the general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of NEP OpCo’s units will be an identical unit of the partnership following the transaction, and the partnership interests to be issued by NEP OpCo in such merger do not exceed 20% of NEP OpCo’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, NEE Operating GP may convert NEP OpCo or any of its subsidiaries into a new limited liability entity or merge NEP OpCo or any of its subsidiaries into, or convey all of NEP OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in NEP OpCo’s legal form into another limited liability entity, the general partner has received an opinion of counsel regarding limited liability and NEE Operating GP determines that the governing instruments of the new entity provide the limited partners and NEE Operating GP with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of NEP OpCo’s assets or any other similar transaction or event.

Termination and Dissolution

NEP OpCo will continue as a limited partnership until dissolved and terminated under the partnership agreement. NEP OpCo will dissolve upon:

•	the election of NEE Operating GP to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless NEP OpCo is continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of NEP OpCo’s partnership; or

•	the withdrawal or removal of NEE Operating GP or any other event that results in its ceasing to be NEE Operating GP, other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue NEP OpCo’s business on the same terms and conditions described in NEP OpCo’s partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to NEP OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon NEP OpCo’s dissolution, unless it is continued as a new limited partnership, the liquidator authorized to wind up NEP OpCo’s affairs will, acting with all of the powers of NEE Operating GP that are necessary or appropriate to, liquidate NEP OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation” and “—Issuance of Additional Partnership Interests—Class B Units.” The liquidator may defer liquidation or distribution of NEP OpCo’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to NEP OpCo’s partners.

Withdrawal or Removal of the General Partner

NEE Operating GP may voluntarily withdraw as general partner or NEP OpCo without first obtaining approval of any unitholder by giving 90 days’ written notice that such withdrawal will not violate the partnership agreement only if our general partner has withdrawn or been removed as our general partner. Upon voluntary withdrawal of NEE Operating GP by giving written notice to the other partners, the holders of a unit majority may select a successor. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, NEP OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue NEP OpCo’s business by appointing a successor general partner. See “—Termination and Dissolution.”

NEE Operating GP may not be removed unless our general partner is removed as our general partner. If our general partner is removed as general partner by unitholders, NEE Operating GP will also be removed as general partner of NEP OpCo. Any removal of NEE Operating GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class. As of June 30, 2015, NEE Equity owns approximately 77.8% of the outstanding common units of NEP OpCo.

If NEE Operating GP is removed as NEP OpCo’s general partner under circumstances where cause does not exist and units held by NEE Operating GP and its affiliates are not voted in favor of that removal, the purchase price adjustment period will end in accordance with the Purchase Agreement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions—Purchase Price Adjustment—Expiration Upon Removal of NEE Operating GP or the General Partner of NEP.”

In the event of removal of a general partner or withdrawal of a general partner, NEP OpCo will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for NEP OpCo’s benefit.

Transfer of General Partner Units

Prior to June 30, 2024, NEE Operating GP and its affiliates may not transfer general partner units unless a majority of unitholders approve the transfer or the transfer is of the entire general partner interest in connection with a merger, consolidation or transfer of substantially all of NEP OpCo’s assets. After June 30, 2024, NEE Operating GP and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NextEra and its affiliates, including us, may sell or transfer all or part of their direct or indirect interest in NEE Operating GP without the approval of NEP OpCo’s unitholders.

Status as Limited Partner

By transfer of common units in accordance with the partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in NEP OpCo’s register. Except as described under “—Limited Liability,” the common units will be fully paid and unitholders will not be required to make additional contributions.

Indemnification

Under its partnership agreement, in most circumstances, NEP OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	NEE Operating GP;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of NEP OpCo, any of NEP OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to NEP OpCo or any of its subsidiaries at the request of NEE Operating GP or any departing general partner or any of their affiliates; and

•	any person designated by NEE Operating GP.

Any indemnification under these provisions will only be out of NEP OpCo’s assets. Unless it otherwise agrees, NEE Operating GP will not be personally liable for NEP OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to NEP OpCo to enable it to effectuate indemnification.

Reimbursement of Expenses

NEP OpCo’s partnership agreement requires NEP OpCo to reimburse NEE Operating GP for all direct and indirect expenses it incurs or payments it makes on NEP OpCo’s behalf or otherwise incurred by NEE Operating GP in connection with operating NEP OpCo’s business.

Books and Reports

NEE Operating GP is required to keep appropriate books of NEP OpCo’s business at NEP OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, NEP OpCo’s fiscal year is the calendar year.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of NextEra Energy Partners, LP incorporated in this prospectus by reference from NextEra Energy Partners, LP’s Current Report on Form 8-K dated July 2, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the basis of presentation of the consolidated financial statements prior to the initial public offering and the basis of presentation of the consolidated financial statements relating to the acquisitions made, which represented a transfer of assets between entities under common control), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Assets Acquired by NextEra Energy Partners, LP incorporated in this prospectus by reference from NextEra Energy Partners, LP’s Current Report on Form 8-K/A dated July 2, 2015 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to the basis of presentation of the combined financial statements), which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

9,700,000 Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

Morgan Stanley

February     , 2016